Exhibit 10.1

CONSTELLATION ENERGY GROUP, INC.

EMPLOYEE SAVINGS PLAN

Amended and Restated Effective January 31, 2012

TABLE OF CONTENTS

Article I – Purpose and Nature of the Plan		1
1.1	Purpose of the Plan	1
1.2	Nature of the Plan – General	1
1.3	After-Tax and Before-Tax Options	2
1.3(a)	After-Tax Option	2
1.3(b)	Before-Tax Option	2
1.3(c)	Company Matching Contributions	2
1.4	Rollover	3
1.5	Employee Stock Account	3
1.6	Plan Mergers	3
Article II – Eligibility and Participation		4
2.1	Eligibility	4
2.1(a)	Eligibility In General	4
2.1(b)	Eligibility After Reemployment	4
2.1(c)	Change in Status	5
2.2	Participation	5
2.2(a)	After-Tax and Before-Tax Options	5
2.2(b)	Rollover	6
2.2(c)	Employee Stock Account	7
Article III – Contributions to the Plan		8
3.1	After-Tax and Before-Tax Options	8
3.1(a)	Rate of Contribution	8
3.1(b)	Basic and Supplemental Contributions Under the After-Tax and Before-Tax Options	9
3.1(c)	Change in Rate of Contribution	9
3.1(d)	Suspension of Participant Contributions	10
3.1(e)	Leave of Absence	10
3.1(f)	Military Leave of Absence	10

3.2	Company Matching Contributions	11
3.3	Rollover Contributions	12
3.4	Return of Company Contributions	13
Article IV – Limitations on Contributions to the Plan		14
4.1	General	14
4.2	Internal Revenue Code Limitations	14
4.2(a)	Limitation on Participants’ Before-Tax Option Contributions	14
4.2(b)	Limitation on Total Annual Additions	15
4.2(c)	Limitation on Participant Contributions Under the Before-Tax Option (ADP Test)	16
4.2(d)	Limitation on After-Tax Option Contributions and Company Matching Contributions (ACP Test)	16
Article V – Investment of Contributions and Determination of Account Balances		18
5.1	Investment of Contributions	18
5.1(a)	Investment Funds	18
5.1(b)	Investment of Participant Contributions	19
5.1(c)	Change in Investment of Participant Contributions	19
5.1(d)	Investment of Company Matching Contributions	20
5.1(e)	Investment of Employee Stock Account	20
5.1(f)	Investment of Recharacterized Employee Contributions	21
5.1(g)	Investment of After-Tax Option Contributions Made Pursuant to Automatic Provisions of Section 4.2(a) and Section 4.2(d)	21
5.2	Investment Fund Accounts	21
5.2(a)	Participant Contribution Account	21
5.2(b)	Company Matching Contribution Account	21
5.2(c)	Employee Stock Account	22
5.3(a)	Generally	23
5.3(b)	Valuation of Interfund Transfers	23
5.4	Fractional Shares	25
Article VI – Vesting		26
6.1	Participant Contributions	26

6.2	Company Contributions	26
6.3	Participant’s Election to Use Pre-Amendment Vesting Schedule	26
6.4	Qualified Military Service	27
Article VII – Withdrawals		28
7.1	General	28
7.1(a)	Eligibility	28
7.1(b)	Form and Valuation	28
7.1(c)	Maturity	29
7.2	Regular Withdrawals	30
7.3	Restrictions on Regular Withdrawals	30
7.3(a)	Regular Withdrawal of Contributions Under the Before-Tax Option	30
7.3(b)	Consequences of Withdrawals of Unmatured Participant Contributions	31
7.3(c)	Withdrawals of Certain Other Unmatured Contributions	31
7.4	Source of Regular Withdrawals	31
7.5	Hardship Withdrawals	32
7.5(a)	General	32
7.5(b)	Immediate and Heavy Financial Need	33
7.5(c)	Withdrawal Deemed Necessary to Satisfy an Immediate and Heavy Financial Need – Requirements	35
7.6	Source of Hardship Withdrawals	36
7.7	Direct Rollover of Withdrawals	36
7.8	In-Service Distributions for Active Duty Members of the Uniformed Services.	37
Article VIII – Distributions		38
8.1	Eligibility	38
8.2	Required Distributions	38
8.2(a)	Distributions After Attaining Age 70-1/2	38
8.2(b)	Mandatory Distribution for Plan Balances of $1,000 or Less	39
8.3	Distributions Elected by Participant	39
8.3(a)	Time of Distribution	39

8.3(b)	Method of Distribution	40
8.3(c)	Required Minimum Distributions	40
8.4	Form and Valuation of Distribution	41
8.4(a)	CEG Common Stock Fund	41
8.4(b)	Default Investment Fund and Other Investment Funds	41
8.4(c)	Installment Payment Option	41
8.4(d)	Valuation of Distributions	43
8.5	Employee Stock Account Dividend Distributions	44
8.5(a)	CEG Common Stock Fund Employee Election	45
8.6	Unlocated Participants	47
8.7	Distribution Upon Death of Participant	47
8.7(a)	Payment to Beneficiary	47
8.7(b)	Designation of Beneficiaries	49
8.8	Direct Rollover of Distributions	50
8.9	Qualified Reservist Distributions	51
Article IX – Loans to Participants		52
9.1	General	52
9.2	Amount	52
9.3	Reasonable Rate of Interest	53
9.4	Adequate Security	54
9.5	Source of Funds	54
9.7	Loan Repayment	55
9.8	Default	56
9.9	Death of a Participant	56
9.10	Loan Agreement and Amendments	57
9.11	Assignment of Interest	57
9.12	Prohibited Transactions	57
9.13	Loan Initiation Fees	57
9.14	Leaves of Absence	58
9.14(a)	Non-Military Leaves of Absence	58
9.14(b)	Military Leaves of Absence	58

v

Article X – Plan Administration		59
10.1	Plan Administrator	59
10.2	Rules and Regulations	59
10.3	Powers and Duties of the Plan Administrator	59
10.4	Records and Reports	60
10.5	Procedure for Review of Claim	60
10.5(a)	Denial of Claim	60
10.5(b)	Appeal of Claim	61
10.5(c)	Exclusive Method	62
10.6	Plan Expenses	62
10.7	Fiduciary Responsibilities	63
10.8	Indemnification	64
Article XI – Management of Funds		65
11.1	Trust Fund	65
11.2	Trust Agreement; Powers of Trustee	65
11.3	Removal and Resignation of Trustee	65
11.4	Accounts and Records Maintained by Trustee	66
11.5	Voting Rights	66
11.5(a)	Common Stock	66
11.5(b)	Other Investment Funds	68
Article XII – Amendment, Termination, Mergers, or Consolidations		69
12.1	Amendment	69
12.2	Termination	70
12.3	Merger or Consolidation	70
Article XIII – General Provisions		71
13.1	Source of Payment	71
13.2	Inalienability of Benefits	71
13.2(a)	General	71
13.2(b)	Qualified Domestic Relations Orders	72

13.2(c)	Miscellaneous Exceptions	72
13.3	Section 16 of the Securities Exchange Act of 1934	72
13.6	No Right to Employment	75
13.7	Controlling Law	75
13.8	Gender and Number	75
13.9	Titles and Headings	75
13.10	Approvals and Effective Date	75

APPENDIX A - DEFINITIONS		77

APPENDIX B - CODE LIMITATIONS ON CONTRIBUTIONS TO THE PLAN		91

APPENDIX C - EMPLOYEE SAVINGS PLAN BONUSES AND INCENTIVES		106

APPENDIX D - TOP HEAVY PROVISIONS		108

APPENDIX E - PARTICIPATING EMPLOYERS		113

CONSTELLATION ENERGY GROUP, INC.

EMPLOYEE SAVINGS PLAN

Article I – Purpose and Nature of the Plan

1.1 Purpose of the Plan

The Plan is designed as a stock bonus plan. Eligible Employees have the opportunity to save on a regular and long-term basis, and in the process acquire or sustain a proprietary interest in the success of the Company. The Plan is intended to meet the requirements of the provisions of Code Section 401(a). The Plan is also intended to meet the requirements of an Employee Stock Ownership Plan under Code Section 4975(e)(7) as well through February 28, 2002. Effective February 1, 2006, the portion of the Plan consisting of the CEG Common Stock Fund is intended to be an Employee Stock Ownership Plan under Code Section 4975(e)(7). That portion of the Plan is intended to be primarily invested in Common Stock which constitutes employer securities (within the meaning of Code Section 409(l).

1.2 Nature of the Plan – General

The Plan is structured to permit three (3) general categories of Employee participation. First, eligible Employees may elect to participate by choosing to contribute to the Plan under the After-Tax Option, the Before-Tax Option, or a combination of both. Company Matching Contributions, as provided under the Plan, are made with respect to a Participant’s contributions under the After-Tax and/or Before-Tax Options. Second, eligible Employees may elect to participate by contributing to the Plan through the rollover of an Eligible Rollover Distribution from an Eligible Retirement Plan as provided under the rollover provisions of the Plan. Third, Employees or former Employees may participate by virtue of having a balance established in an Employee Stock Account.

1.3 After-Tax and Before-Tax Options

1.3(a) After-Tax Option

Under the After-Tax Option, an eligible Employee may contribute a percentage of Eligible Compensation to the Plan through payroll deduction, subject to the limitations of Articles III and IV and Appendix B of the Plan. Amounts contributed under the After-Tax Option are contributions described in Code Section 401(m) and are included in the taxable income of the Employee in the year of the contribution. Earnings on After-Tax Option contributions are taxed to the Employee when distributed or withdrawn from the Plan.

1.3(b) Before-Tax Option

Under the Before-Tax Option, an eligible Employee may contribute a percentage of Eligible Compensation to the Plan through payroll deduction, subject to the limitations of Articles III and IV and Appendix B of the Plan. Amounts contributed under the Before-Tax Option are contributions described in Code Section 401(k) and are not included in the federal taxable income of the Employee in the year of the contribution. Before-Tax Option contributions and earnings thereon are taxed to the Employee when distributed or withdrawn from the Plan.

1.3(c) Company Matching Contributions

Under the Company Matching Contribution provisions of the Plan, the Company contributes a Company Matching Contribution with respect to each eligible Employee, subject to the limitations of Articles III and IV and Appendix B of the Plan. Company Matching Contributions are contributions described in Code Section 401(m) and are not included in the taxable income of the Employee in the year of the contribution. Company Matching Contributions and earnings thereon are taxed to the Employee when distributed or withdrawn from the Plan.

1.4 Rollover

Under the rollover provisions of the Plan, an eligible Employee may establish a Rollover Account within the Plan by transferring all or a portion of an Eligible Rollover Distribution (except any portion of any distribution that is not includable in gross income unless specifically provided for under Section 3.3) from another Eligible Retirement Plan. Such transfers can only be in the form of cash, except as otherwise provided in Appendix E or under Section 3.3.

1.5 Employee Stock Account

An Employee Stock Account was automatically established within the Plan for each Employee or former Employee upon the Plan’s receipt of (i) Baltimore Gas and Electric Company contributions made on behalf of such Employee under the Corporate Performance Award Program, and/or (ii) transfers of the Employee’s or former Employee’s account balance in the Baltimore Gas and Electric Company Employee Stock Ownership Plan upon such plan’s Termination.

1.6 Plan Mergers

The following plans (or portions thereof) have been merged into this Plan as of the corresponding effective dates:

Merged Plan Name	Merger Effective Date
Constellation Operating Services, Inc. Retirement Plan	April 1, 2003
A/C Power Retirement Plan	April 1, 2003
Trona Operating Partners Retirement Plan	April 1, 2003
Non-Represented Employee Savings Plan for Nine Mile Point	October 1, 2005
Cornerstone Energy, Inc. 401(k) Plan	July 1, 2007

Article II – Eligibility and Participation

2.1 Eligibility

2.1(a) Eligibility In General

Each Full-Time Employee of the Company, or of those other Employers which are designated as Participating Employers by the Designating Authority, as reflected in Appendix E, is eligible to become a Participant in the Plan through the After-Tax and Before-Tax Options and/or rollover provisions beginning on the first day of the first pay period as soon as practicable following his date of hire by a Participating Employer; provided, however, that any person whose conditions of employment are covered by any collective bargaining agreement to which the Employer is a party shall be ineligible to become a Participant unless and until that agreement specifically provides for such person’s participation in the Plan. Each such Full-Time Employee of a Participating Employer is eligible to become a Participant only in those aspects of the Plan specified by the Designating Authority.

An Employee classified in a job description as an On-Call Employee or an Employee who is a leased employee within the meaning of Code Sections 414(n)(2) and 414(o)(2), is not eligible to participate in the Plan while classified in the sole judgment of the Employer as an On-Call Employee or leased employee.

2.1(b) Eligibility After Reemployment

If an Employee who terminated service is reemployed as a Full-Time Employee of the Company or another Participating Employer, as reflected in Appendix E, the Employee shall be eligible to participate through the After-Tax and Before-Tax Options and/or rollover provisions beginning on the first day of the first pay period as soon as practicable following his date of reemployment. This reemployment rule applies whether the Employee was a Participant, was eligible to be a Participant, or was ineligible to be a Participant due to failure to meet the Plan’s service requirement for eligibility, on the date of termination.

2.1(c) Change in Status

An Employee who becomes represented by a collective bargaining agreement with the Employer shall have the accounts maintained under this Plan transferred to the plan established pursuant to the collective bargaining agreement as soon as administratively feasible.

An Employee who ceases to be represented by a collective bargaining agreement with the Employer shall become eligible to participate in the Plan, and the accounts maintained under the plan established pursuant to the collective bargaining agreement shall be transferred to the Plan as soon as administratively feasible. Such an Employee shall become a Participant in the Plan as of the date of such transfer and shall be eligible to make contributions to the Plan in accordance with Article III of the Plan as soon as administratively feasible

2.2 Participation

2.2(a) After-Tax and Before-Tax Options

Participation in the After-Tax and Before-Tax Options is voluntary. An Employee who satisfies the eligibility requirements of Section 2.1 can elect to become a Participant by submitting an Appropriate Request with the Plan Administrator. In making the Appropriate Request, the Employee must (i) designate the rate of contribution under the After-Tax and/or Before-Tax Options; (ii) indicate the Investment Funds to which contributions under the After-Tax and/or Before-Tax Options will be allocated and the percentage allocated to each Investment Fund; and (iii) agree to be bound by the terms and conditions of the Plan, a copy of which will be furnished to the Employee upon request.

After-Tax Option contributions, which are taxed to the Participant when contributed to the Plan, are treated as direct contributions to the Plan by the Participant. Therefore, an Appropriate Request submitted with respect to the After-Tax Option authorizes the Company to deduct a stated percentage of the Participant’s Eligible Compensation from his pay and transmit the amount deducted to the Plan to be invested.

Before-Tax Option contributions, which are not taxed to the Participant (for federal income tax purposes) until distributed from the Plan, are treated as reductions in the salary of the Participant which are then contributed to the Plan by the Company on behalf of the Participant. Therefore, pursuant to an Appropriate Request submitted with respect to the Before-Tax Option, the Participant undertakes to forego the receipt of a stated percentage of Eligible Compensation. In return, the Company will contribute to the Plan an amount equal to the deferral.

An eligible Employee who does not elect to become a Participant in the After-Tax and/or Before-Tax Options at the earliest possible eligibility date as provided in Section 2.1, may elect to become a Participant at a later date by submitting an Appropriate Request with the Plan Administrator. The election to participate will become effective beginning on the first day of the first pay period as soon as practicable following the date on which the Appropriate Request is received by the Plan Administrator.

2.2(b) Rollover

A Participant who satisfies the eligibility requirements of Section 2.1 and who wishes to roll over all or a portion of an Eligible Rollover Distribution (except any portion of any distribution that is not includable in gross income unless specifically allowed under Section 3.3) as provided in Section 3.3 may do so by submitting an Appropriate Request with the Plan Administrator. A Participant will continue to be considered a Participant for purposes of eligibility for rollovers as long as amounts are held in the Participant’s Plan accounts, regardless of such Participant’s eligibility to make further contributions to the Plan. The Participant will be required to submit documentation necessary to support the qualification of the rollover as requested by the Plan Administrator, or designees of the Plan Administrator, before the Plan Administrator will authorize the establishment of a Rollover Account for the Participant. If, in the judgment of the Plan Administrator or the Plan Administrator’s designees, the documentation does not adequately support the qualification of the rollover amount, the Plan Administrator has the authority under the Plan to disallow a rollover contribution to the Plan.

The Participant must indicate as part of the Appropriate Request the Investment Funds to which rollover contributions will be allocated and the percentage or dollar amount allocated to each Investment Fund. The Participant must also agree to be bound by the terms and conditions of the Plan, a copy of which will be furnished to the Employee upon request.

2.2(c) Employee Stock Account

An Employee or former Employee for whom a balance in an Employee Stock Account has been established under the Plan is automatically a Participant. Participation in the Plan through the establishment of an Employee Stock Account does not affect an Employee’s eligibility for or participation in the After-Tax and Before-Tax Options or the rollover provision.

Article III – Contributions to the Plan

3.1 After-Tax and Before-Tax Options

3.1(a) Rate of Contribution

Subject to the limitations described in Article IV and Appendix B, a Participant may contribute to the After-Tax Option of the Plan an amount equal to not more than fifteen percent (15%) of the Participant’s Eligible Compensation, and to the Before-Tax Option of the Plan an amount equal to not more than fifty percent (50%) of the Participant’s Eligible Compensation; provided, however, that a Participant may contribute to the After-Tax and/or Before-Tax Options of the Plan an amount equal in aggregate to not more than fifty (50%) of the Participant’s Eligible Compensation.

Notwithstanding anything else in the Plan including the above, Participants who have attained age 50 before the close of the Plan Year are eligible to make “catch-up contributions” in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions shall be treated for purposes of the Plan as Before-Tax Option contributions, but shall not be subject to the Company Matching Contribution provisions, and shall not be taken into account for purposes of the required limitations of Sections 402(g) and 415 of the Code. The Plan will not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions.

The rate of contribution must be in multiples of one percent (1%); provided, however, that “catch-up contributions” must be in a specified dollar amount per pay period. In the event a Participant’s Compensation in any Payroll Period is insufficient to make contributions at the rate elected by the Participant, the amount not contributed as a result of the insufficiency may not be contributed in the succeeding Payroll Period(s). A Participant’s contributions shall be paid into the Plan as soon as practicable and shall be allocated to the Participant Contribution Account(s) in accordance with the Participant’s instructions as indicated by the Appropriate Request submitted with the Plan Administrator.

3.1(b) Basic and Supplemental Contributions Under the After-Tax and Before-Tax Options

For purposes of determining the Company Matching Contributions as well as for various withdrawal and loan provisions found in Articles VII and IX of the Plan, a Participant’s contributions made through the After-Tax and/or Before-Tax Options are characterized as either Basic Contributions or Supplemental Contributions.

When, in accordance with a Participant’s instructions, the total contribution is split in whole percentage points between the After-Tax and the Before-Tax Options, the contribution under the Before-Tax Option, up to and including the maximum amount permitted as a Basic Contribution, will be treated as a Basic Contribution. Should the contribution under the Before-Tax Option be less than the maximum amount permitted as a Basic Contribution, then a portion of the After-Tax Option contribution percentage (if any) equal to the difference between the Before-Tax Option contribution percentage and the maximum amount permitted as a Basic Contribution will be characterized as a Basic Contribution.

3.1(c) Change in Rate of Contribution

A Participant may elect to change his contribution rate in multiples of one percent (1%), or in such other multiples as may be specified by the Plan Administrator, by submitting an Appropriate Request to the Plan Administrator. Unless otherwise specified by the Plan Administrator, the change in the rate of contribution will become effective the first day of the first pay period as soon as practicable following the date on which the Appropriate Request is received by the Plan Administrator.

3.1(d) Suspension of Participant Contributions

A Participant may elect to suspend his contributions to the After-Tax and/or Before-Tax Options of the Plan by submitting an Appropriate Request to the Plan Administrator. The suspension of contributions shall become effective the first day of the first pay period as soon as practicable following the date on which the Appropriate Request is received by the Plan Administrator. A Participant may also elect to resume contributions by submitting an Appropriate Request to the Plan Administrator. Such a Participant’s contributions will resume on the first day of the first pay period as soon as practicable following the date on which the Appropriate Request is received by the Plan Administrator. A Participant may not make up contributions relating to the period in which contributions were suspended.

3.1(e) Leave of Absence

An authorized leave of absence shall not constitute a termination of employment, but shall, except as provided in Section 3.1(f), operate to suspend Participant contributions and related Company Matching Contributions. At the end of an authorized leave of absence, a Participant’s After-Tax and/or Before-Tax Option contributions shall be automatically restarted based on the Participant’s contribution election at the time the leave of absence began.

3.1(f) Military Leave of Absence

In accordance with the provisions of the Uniformed Services Employment and Reemployment Rights Act of 1994, an Employee returning from a military leave of absence may elect to contribute to the Plan, under the After-Tax and/or Before-Tax Options, an amount not to exceed the amount such Employee would have been permitted to contribute had the Employee not taken a military leave of absence. The election to make a contribution for the period of the military leave of absence is made by filing an Appropriate Request with the Plan Administrator. Contributions under this Section must be made in accordance with Code Section 414(u). At the time such contribution is made, the Employee must (i) designate the portion of the contribution made under the After-Tax and/or Before-Tax Options, and (ii) indicate the Investment Funds to which contributions under the After-Tax and/or Before-Tax Options shall be allocated. A Company Matching Contribution will be made in accordance with Section 3.2 on the portion of the Employee contribution that represents Basic Contributions. Any contribution to the Plan under this Section must be made during the period beginning with the date of return from the leave of absence and whose duration is three times the period of the Employee’s service in the uniformed services, not to exceed five years.

An individual receiving a differential wage payment, as defined by Code Section 3401(h)(2) is treated as an Employee of the Employer. The differential wage payment is treated as Compensation, to the extent required under law, and the Plan is not treated as failing to meet the requirements of any provision described in Code Section 414(u)(1)(C) by reason of any contribution or benefit which is based on the differential wage payment. This paragraph applies only if the requirements of Code Section 414(u)(12)(B) and (C) are satisfied.

3.2 Company Matching Contributions

Subject to the limitations described in Article IV and Appendix B, the Company will contribute the Company Matching Contribution to the Plan on behalf of each Participant and as soon as practicable.

Company Matching Contributions will be made completely in cash or in shares of Common Stock having an aggregate value equal to the contribution the Company is required to make to the Plan under this Section 3.2. Prior to January 1, 2012, Company Matching Contributions are invested initially in the CEG Common Stock Fund. On and after January 1, 2012, Company Matching Contributions are invested in the Investment Funds designated by the Participant.

3.3 Rollover Contributions

A Participant may contribute to the Plan, in cash (or other property as set forth in Appendix E or as set forth below), all or a portion of an amount determined to be an Eligible Rollover Distribution (except any portion of any distribution that is not includable in gross income unless specifically allowed below). A Participant who rolls over an Eligible Rollover Distribution from the Employee Savings Plan for Constellation Energy Nuclear Group, LLC and the Represented Employee Savings Plan of Nine Mile Point to the Plan may rollover shares of CEG Common Stock in kind and may also rollover any promissory notes evidencing any loans under those plans in-kind. The Plan may accept a direct transfer of an Eligible Rollover Distribution that consists of after-tax employee contributions from the Employee Savings Plan for Constellation Energy Nuclear Group, LLC and the Represented Employee Savings Plan for Nine Mile Point, qualified plans, subject to any procedure established by the Plan. The Plan will account separately for any amounts so transferred.

A Participant may execute a rollover to the Plan of an Eligible Rollover Distribution (including, without limitation, an Eligible Rollover Distribution from the Pension Plan of Constellation Energy Group, Inc.) by either (i) contributing all or a portion of the distribution received by the Participant to the Plan within 60 days from the date the distribution is received, or (ii) having the Eligible Retirement Plan from which the Eligible Rollover Distribution is to be made, transfer the Eligible Rollover Distribution directly to the Plan. The Plan Administrator may designate the manner in which a direct transfer to the Plan can be made.

It is the intent of the Plan that any distribution eligible for rollover to the Plan meet the tax-free rollover requirements as set forth in the Code and the regulations promulgated thereunder, so that the amounts rolled over into the Plan will not jeopardize the tax-exempt status of the Plan or Trust or result in adverse tax consequences to the Company. The Plan Administrator may require the Employee to establish that amounts contributed to the Plan under the rollover provisions, meet the tax-free rollover requirements set forth in the Code.

3.4 Return of Company Contributions

At the discretion of the Plan Administrator, in the case of a Company contribution which is made under a mistake of fact, such contribution exclusive of earnings may be returned to the Company within one year after the payment of the contribution.

All Company contributions to the Plan shall be conditioned on their deductibility under Code Section 404 and, in the event the deduction for the contributions is disallowed by the Secretary of the Treasury, such contributions will be returned to the Company within one year of the disallowance.

Article IV – Limitations on Contributions to the Plan

4.1 General

In addition to the limitations on contributions imposed by the Plan under Article III, and subject to the “catch-up contributions” provisions in Section 3.1(a), contributions to the Plan under the After-Tax Option, the Before-Tax Option, and the Company Matching Contribution provisions will be limited by the Plan Administrator, to the extent necessary to enable the Plan to comply with the limitations prescribed by the Code. These limitations are summarized in Section 4.2 below and detailed in Appendix B.

4.2 Internal Revenue Code Limitations

To determine that the limitations on contributions to the Plan under the Code are not exceeded in any Plan Year, the following limitations will be monitored by the Plan Administrator or his designees no less frequently than annually.

4.2(a) Limitation on Participants’ Before-Tax Option Contributions

Before-Tax Option contributions on behalf of any Participant may not exceed the Code Section 402(g) limit ($13,000 in 2004 and as further adjusted under Code Section 402(g)(5)) for any Plan Year. The Plan Administrator may prospectively limit, during the Plan Year, Before-Tax Option contributions if it is determined that the Code Section 402(g) limitation would otherwise be exceeded for such Plan Year. Participants whose Before-Tax Option contributions are limited under this Section 4.2(a) are automatically treated as electing to increase their contributions under the After-Tax Option by an amount equal to the Participant’s Before-Tax Option contribution percentage in excess of the limitation. If necessary, the Plan Administrator may distribute any excess amounts to the Participant in a post-Plan Year distribution. Detailed provisions governing the operation of this limitation under the Plan are set forth in Appendix B-1: Dollar Limitation on Participants’ Before-Tax Option Contributions.

4.2(b) Limitation on Total Annual Additions

The annual additions to a Participant’s account during the Plan Year resulting from After-Tax Option contributions, Before-Tax Option contributions, and Company Matching Contributions may not under Code Section 415(c) exceed the Code Section 415(c)(1) limit.

As used in this Section 4.2(b) and Appendix B-2, compensation means compensation under Code Section 415(c)(3), including any items required to be included in compensation and excluding any items required to be excluded from compensation under Code Section 415(c)(3) and the regulations issued thereunder, and specifically incorporating the safe harbor definition of compensation under Treas. Reg. § 1.415(c)-2(d)(4) relating to information required to be reported under Code Sections 6041, 6051, and 6052. Any differential wage payments (as defined in Code Section 3401(h)(2)) shall be included in compensation for purposes of Code Section 415. Payments made by the later of 2-1/2 months after severance from employment or the end of the limitation year that includes the date of severance from employment are included in compensation for the limitation year if, absent a severance from employment, such payments would have been paid to the Participant while the Participant continued in employment with the Employer and are regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar compensation.

Compensation as used in this section 4.2(b) and Appendix B-2 is not permitted to reflect compensation that is in excess of the limitation under Code Section 401(a)(17) that applies to that limitation year.

4.2(c) Limitation on Participant Contributions Under the Before-Tax Option (ADP Test)

The actual deferral percentage of eligible Highly Compensated Employees may not exceed the actual deferral percentage of eligible Nonhighly Compensated Employees by an amount greater than the limitations of the Actual Deferral Percentage (ADP) Test under Code Section 401(k)(3). The Plan Administrator may prospectively limit, during the Plan Year, Before-Tax Option contributions of certain Highly Compensated Employees if it is determined that the ADP Test limitation would otherwise be exceeded for such Plan Year. Participants whose Before-Tax Option contributions are prospectively limited under this Section 4.2(d) are automatically treated as electing to increase their contributions under the After-Tax Option by an amount equal to the Participant’s Before-Tax Option contribution percentage in excess of the limitation.

The Plan Administrator may also correct any excess Before-Tax Option contributions by distributing the excess amounts applicable to such Highly Compensated Employees in a post-Plan Year distribution, by making a Qualified Nonelective Contribution, or by recharacterizing excess amounts as After-Tax Option contributions. Detailed provisions governing the operation of this limitation under the Plan are set forth in Appendix B-4: Limitation on Participant Contributions Under the Before-Tax Option (ADP Test).

4.2(d) Limitation on After-Tax Option Contributions and Company Matching Contributions (ACP Test)

The actual contribution percentage of eligible Highly Compensated Employees may not exceed the actual contribution percentage of eligible Nonhighly Compensated Employees by an amount greater than the limitations of the Actual Contribution Percentage (ACP) Test under Code Section 401(m). The Plan

Administrator may prospectively limit, during the Plan Year, After-Tax Option contributions or Company Matching Contributions of certain Highly Compensated Employees if it is determined that the ACP Test limitation would otherwise be exceeded for such Plan Year. The Plan Administrator may also correct any excess After-Tax Option contributions or Company Matching Contributions by distributing the excess amounts to such Highly Compensated Employees in a post-Plan Year distribution. Detailed provisions governing the operation of this limitation under the Plan are set forth in Appendix B-5: Limitation on Participant Contributions Under the After-Tax Option and Company Matching Contributions (ACP Test).

Article V – Investment of Contributions and Determination of Account Balances

5.1 Investment of Contributions

5.1(a) Investment Funds

Contributions to the Plan will be invested in one or more of the following Investment Funds under the Plan:

(1)	the CEG Common Stock Fund;

(2)	the Default Investment Fund; or

(3)	any Other Investment Fund(s) selected by the Investment Committee from time to time.

Dividends, interest, or other income, if any, received by the Trustee with respect to contributions in each Investment Fund shall be reinvested in the same Investment Fund, except to the extent distributed in accordance with Section 8.5(a).

In the event a Participant fails to make any investment elections with respect to any Participant Contributions, rollover contributions and, for periods on or after January 1, 2012, Company Matching Contributions, the portion of the Participant’s accounts over which the Participant has not directed the investment shall first be invested in accordance with elections under the Before-Tax Option, then in elections under the After-Tax Option and then, if no elections are made under either the Before-Tax or After-Tax Option, invested in the Default Investment Fund. Any material provided to the Plan relating to a Participant’s investment in the Default Investment Fund as a default investment as described above, including account statements, prospectuses and proxy voting material, will be provided to such Participant. The Default Fund is and has been intended to constitute a “qualified default investment alternative” as defined in DOL Reg. 2550.404c-5 and is intended to meet all requirements necessary to satisfy applicable law.

5.1(b) Investment of Participant Contributions

A Participant’s contributions to the Plan under either the After-Tax Option or the Before-Tax Option, or under the rollover provisions of the Plan, shall be invested in one or more of the Investment Funds under the Plan, in accordance with instructions furnished to the Plan Administrator by the Participant as provided under Article II. Participant contributions to the Plan shall be allocated to the Investment Funds in any increments of one percent (1%) of the total contribution or in any other increments at the discretion of the Plan Administrator as selected by the Participant. A Participant may choose to invest contributions to the Plan under the After-Tax Option in the same different Investment Funds and at different percentages than contributions under the Before-Tax Option. Likewise, contributions under the rollover provisions of the Plan are not required to be invested in the same Investment Funds or in the same percentages as Participant Contributions under the After-Tax and/or the Before-Tax Options.

With respect to After-Tax Option, Before-Tax Option, or rollover contributions held by the Company pending transfer to the Trustee, no interest will be paid on such accumulated contributions prior to transfer to the Trustee. A Participant will not be able to withdraw under any circumstances monies contributed but not yet transferred to the Trustee.

Participant contributions shall be posted to Participants’ accounts as soon as administrative feasible after such contributions are transferred to the Trustee.

5.1(c) Change in Investment of Participant Contributions

A Participant may change investment percentages for future contributions to the Investment Funds under the After-Tax and/or Before-Tax Options within the limits set forth in Section 5.1(b). Investment percentages may be changed at any time, by submitting an Appropriate Request in the form and manner prescribed by the Plan Administrator. The change will become effective as soon as administratively feasible.

5.1(d) Investment of Company Matching Contributions

Prior to January 1, 2012, all Company Matching Contributions shall be initially invested in the CEG Common Stock Fund. Participants may elect to transfer these contributions to other Investment Funds as soon as these contributions have been posted to provide for diversification of the Participant’s investment pursuant to the interfund transfers provisions of Section 5.3(a).

Effective on and after January 1, 2012, all Company Matching Contributions shall be invested in accordance with instructions furnished to the Plan Administrator by the Participant as provided under Article III and this Article V for contributions to the Plan under the Before-Tax Option. Company Matching Contributions shall be posted as soon as administratively feasible after the date the contributions are transferred to the Trustee. Company Matching Contributions shall be allocated to the Investment Funds in any increments of one percent (1%) of the total contribution or in any other increments at the discretion of the Plan Administrator as selected by the Participant.

5.1(e) Investment of Employee Stock Account

A Participant’s Employee Stock Account consists of Company contributions that were made under the Corporate Performance Award Program, amounts that were directly transferred by the Trustee of the terminated Baltimore Gas and Electric Company Employee Stock Ownership Plan, and earnings thereon. All contributions, transfers, and earnings in the Employee Stock Account were initially invested in the CEG Common Stock Fund. As with Company Matching Contributions, Participants may elect to transfer these contributions to other Investment Funds to provide for diversification of the Participant’s investments pursuant to the interfund transfers provisions of Section 5.3(a).

5.1(f) Investment of Recharacterized Employee Contributions

Amounts contributed by a Participant under the Before-Tax Option which are subsequently recharacterized as contributions under the After-Tax Option because the limitations under Section 4.2(d) are exceeded, shall remain invested in the same Investment Funds in which such contributions were invested immediately prior to the recharacterization.

5.1(g) Investment of After-Tax Option Contributions Made Pursuant to Automatic Provisions of Section 4.2(a) and Section 4.2(d)

Amounts contributed by a Participant under the After-Tax Option pursuant to the automatic provision contained in Sections 4.2(a) and 4.2(d) relating to prospective limitations, shall be invested in the same Investment Funds using the same investment percentages as elected by the Participant for other contributions being made under the After-Tax Option. Lacking instructions from the Participant regarding investments under the After-Tax Option, such contributions shall be invested in the same Investment Funds using the same investment percentages elected by the Participant under the Before-Tax Option.

5.2 Investment Fund Accounts

5.2(a) Participant Contribution Account

A Participant Contribution Account will be established in each Investment Fund to which Participant Contributions under the After-Tax and/or Before-Tax Options are invested.

5.2(b) Company Matching Contribution Account

Prior to January 1, 2012, a Company Matching Contribution Account will be established in the CEG Common Stock Fund for each Participant. This account will contain all Company Matching Contributions made on behalf of the Participant prior to January 1, 2012 with respect to Basic Contributions under the After-Tax and/or Before -Tax Options.

Company Matching Contribution Accounts will also be established in the Default Investment Fund and the Other Investment Funds as elected by the Participant for Participants requesting transfer for amounts from the Company Matching Contribution Account in the CEG Common Stock Fund to other Investment Funds under the provisions of Section 5.3(a) and for all Company Matching Contributions made on behalf of the Participant on and after January 1, 2012 with respect to Basic Contributions under the After-Tax and/or Before-Tax Options.

5.2(c) Employee Stock Account

Contributions were made to an Employee Stock Account that was established in the CEG Common Stock Fund on behalf of the Participant under the Corporate Performance Award Program. The Employee Stock Account also includes any amounts directly transferred by the Trustee of the terminated Baltimore Gas and Electric Company Employee Stock Ownership Plan.

Dividends, if any, received by the Trustee (on or before the January 1, 2002 Common Stock dividend payment date) with respect to amounts in the Employee Stock Account in the CEG Common Stock Fund shall be distributed to Participants as provided in Section 8.5. The Trustee shall invest, no less frequently than quarterly, any interest earned on such dividends prior to their distribution, in shares of Common Stock, and allocate such shares to the Participant’s Employee Stock Account in the CEG Common Stock Fund.Employee Stock Accounts will also be established in the Default Investment Fund and the Other Investment Funds for Participants requesting transfer of amounts from the Employee Stock Account in the CEG Common Stock Fund to other Investment Funds under the provisions of Section 5.3(a).

5.2(d) Rollover Account

A Rollover Account will be established in each Investment Fund to which Participant rollover contributions under the rollover provisions of the Plan are invested in accordance with Participant instructions.

5.3 Interfund Transfers

5.3(a) Generally

Upon submitting an Appropriate Request to the Plan Administrator, a Participant may elect to transfer from one Investment Fund to another, in whole or in part, in multiples of 1 percentage, whole number of shares or whole dollar amounts that have already been contributed by the Participant to the Plan under the After-Tax Option, the Before-Tax Option, and/or the rollover provisions of the Plan, and by the Company to the Plan under the Company Matching Contribution Account and Employee Stock Account. Amounts may not be transferred between the Participant Contribution Account, the Company Matching Contribution Account, the Employee Stock Account, or the Rollover Account. Amounts in the Participant Contribution Account, may not be transferred between the After-Tax Option and the Before-Tax Option. An Appropriate Request for Investment Fund transfer may be submitted to the Plan Administrator at any time.

5.3(b) Valuation of Interfund Transfers

The value of the account balances transferred under the interfund transfer provisions shall be determined in the following manner:

If the Participant makes an Appropriate Request for an interfund transfer prior to the close of the New York Stock Exchange, (i) transfers from the Default Investment Fund and/or the Other Investment Funds shall be valued based on the Closing Price for the funds on the day the Appropriate Request is received, (ii) transfers from the

CEG Common Stock Fund shall be valued based on the Transaction Price on the next business day after the Appropriate Request is received, (iii) transfers to the Default Investment Fund and/or the Other Investment Funds shall be valued based on the Closing Price for the funds on the day the Appropriate Request is received, unless the transfer to such funds is from the CEG Common Stock Fund, in which case the value shall be the Closing Price of the funds on the day the proceeds from the sale of the Common Stock are received by the Trustee, and (iv) transfers to the CEG Common Stock Fund shall be valued based on the Transaction Price on the next business day following the day the Appropriate Request is received.

If the Participant makes an Appropriate Request for an interfund transfer on or after the close of the New York Stock Exchange, (i) transfers from the Default Investment Fund and/or the Other Investment Funds shall be valued based on the Closing Price for the funds on the next business day after the Appropriate Request is received, (ii) transfers from the CEG Common Stock Fund shall be valued based on the Transaction Price on the second business day after the Appropriate Request is received, (iii) transfers to the Default Investment Fund and/or the Other Investment Funds shall be valued based on the Closing Price for the funds on the next business day after the Appropriate Request is received, unless the transfer to such funds is from the CEG Common Stock Fund, in which case, the value shall be the Closing Price of the funds on the day the proceeds from the sale of the Common Stock are received by the Trustee, and (iv) transfers to the CEG Common Stock Fund shall be valued based on the Transaction Price on the second business day following the day the Appropriate Request is received.

5.4 Fractional Shares

The Company does not issue fractional shares of Common Stock. However, to facilitate full investment of monies in the CEG Common Stock Fund, the Plan accounting system allocates fractional shares of Common Stock to Participants’ accounts. Participants’ fractional shares are aggregated so that only whole shares are actually held by the Plan. The aggregate value of all Participants’ whole and allocated fractional shares will not exceed the value of the sum of the shares and cash held by the CEG Common Stock Fund.

Article VI – Vesting

6.1 Participant Contributions

A Participant is 100% vested at all times with respect to amounts in his Participant Contribution Accounts and Rollover Accounts.

6.2 Company Contributions

A Participant is 100% vested at all times with respect to amounts in his Company Matching Contribution Accounts and Employee Stock Accounts.

6.3 Participant’s Election to Use Pre-Amendment Vesting Schedule

In the event the Plan is amended to change or modify the Plan’s vesting schedule, or the Plan is amended in any way that directly or indirectly affects the computation of the nonforfeitable percentage of the Participant’s accrued benefit or if the Plan is deemed amended by an automatic change to or from a top-heavy (see Appendix D) vesting schedule, a Participant with at least three (3) Years of Service as of the date the amendment is adopted or as of the amendment’s effective date, may elect to be subject to the pre-amendment vesting schedule. For Participants who do not have at least one (1) Hour of Service in any Plan Year beginning after December 31, 1988, the preceding sentence shall be applied by substituting “five (5) Years of Service” for “three (3) Years of Service.” If a Participant fails to make the election described in this Section, then the Participant will be subject to the new vesting schedule. The election of the pre-amendment vesting schedule shall be made by giving written notice to the Plan Administrator during the election period. The election period shall begin on the date such amendment is adopted and shall end no earlier than the latest of the following dates:

(a)	The date which is sixty (60) days after the date the Plan amendment is adopted,

(b)	The date which is sixty (60) days after the date the Plan amendment becomes effective, or

(c)	The date which is sixty (60) days after the date the Participant is issued written notice of the Plan amendment by the Company or Plan Administrator.

Such election shall be made only by an individual who is a Participant at the time such election is made and such election shall be irrevocable. Such Plan amendment shall not reduce the vested percentage of a Participant’s accrued benefit as of the later of the date on which such Plan amendment is adopted or the effective date of such Plan amendment.

6.4 Qualified Military Service

If a Participant dies while performing qualified military service (within the meaning of Section 414(u)(5) of the Code), such Participant shall be credited with years of service for the period of his/her qualified military service.

Article VII – Withdrawals

7.1 General

7.1(a) Eligibility

A Participant is eligible to make regular and/or hardship withdrawals from the Plan, subject to the provisions of this Article VII. A Participant will continue to be considered a Participant for purposes of eligibility for withdrawals as long as amounts are held in the Participant’s Plan accounts, regardless of such Participant’s eligibility to make further contributions to the Plan.

7.1(b) Form and Valuation

Amounts invested in the CEG Common Stock Fund may be withdrawn in whole shares of the Company’s Common Stock, with cash in lieu of any fractional share, or, at the Participant’s election, the amount may be withdrawn wholly in cash. Withdrawals from the Default Investment Fund and the Other Investment Funds will be made only in cash.

The amounts withdrawn by the Participant will be taken from the Participant’s accounts in the order specified in Section 7.4 for regular withdrawals and Section 7.6 for hardship withdrawals and will be subject to any applicable restrictions imposed by the Plan. The Trustee shall sell or purchase securities to meet the Participants’ withdrawal requests but must do so over the period of time necessary to insure that such purchases or sales are made in accordance with applicable law, rules and regulations and do not disrupt the trading market for the Common Stock.

The value received by a Participant requesting a withdrawal shall be determined in the following manner:

If the Participant makes an Appropriate Request for a withdrawal prior to 4:00 p.m. E.T., (i) withdrawals from the Default Investment Fund and Other Investment Funds shall be valued based on the Closing Price for such funds on the day the Appropriate Request is received; provided, however, that if the withdrawal consists of amounts from the CEG Common Stock Fund, withdrawals from the Default Investment Fund and Other Investment Funds shall be valued based on the Closing Price for such funds on the next business day after the Appropriate Request is received, and (ii) withdrawals from the CEG Common Stock Fund shall be valued based on the Transaction Price on the next business day after the Appropriate Request is received.

If the Participant makes an Appropriate Request for a withdrawal on or after 4:00 p.m. E.T., (i) withdrawals from the Default Investment Fund and Other Investment Funds shall be valued based on the Closing Price for such funds on the next business day after the Appropriate Request is received; provided, however, that if the withdrawal consists of amounts from the CEG Common Stock Fund, withdrawals from the Default Investment Fund and Other Investment Funds shall be valued based on the Closing Price for such funds on the second business day following receipt of the Appropriate Request, and (ii) withdrawals from the CEG Common Stock Fund shall be valued based on the Transaction Price on the second business day following receipt of the Appropriate Request.

In the case of a hardship withdrawal as described in Section 7.5, an Appropriate Request is not treated as having been made for purposes of the above valuation procedures until the Plan Administrator approves the withdrawal for payment.

7.1(c) Maturity

For employees with less than 5 years of service, Participant Contributions and Company Matching Contributions do not mature until 24 months after the date of contributions. For employees with 5 or more years of service, Participant Contributions and Matching Contributions shall mature immediately upon the date of contribution. All contributions made to a Rollover Account shall mature immediately upon the date of contribution. All Supplemental Contributions made prior to October 1, 2004 are mature.

All contributions made to the Employee Stock Account matured prior to October 1, 2004. If a Participant dies while performing qualified military service (within the meaning of Section 414(u)(5) of the Code), such Participant shall be credited with years of service for the period of his/her qualified military service

7.2 Regular Withdrawals

A Participant may make a regular withdrawal at any time by submitting an Appropriate Request to the Plan Administrator. A regular withdrawal is a withdrawal other than a hardship withdrawal and does not include distributions upon termination of employment as described in Article VIII.

Each regular withdrawal request received by the Plan Administrator will be paid out as soon as practicable after the request is received.

7.3 Restrictions on Regular Withdrawals

7.3(a) Regular Withdrawal of Contributions Under the Before-Tax Option

Before-Tax Option contributions, whether Basic or Supplemental, and related earnings may not be paid out of the Plan as part of a regular withdrawal unless the Participant is at least age 59-1/2, has retired, has been placed on long-term disability, or has terminated employment for any other reason. A Participant on a leave of absence is not considered to have terminated employment. The source of the amounts withdrawn from the Plan by a Participant who is at least age 59-1/2 or who has retired, been placed on long-term disability, or terminated employment for any other reason, must conform to the order of withdrawal specified in Section 7.4.

7.3(b) Consequences of Withdrawals of Unmatured Participant Contributions

If, in following the order of withdrawal specified in Section 7.4, any unmatured Participant Contributions are withdrawn, the Participant will be suspended from making contributions to the Plan under the After-Tax Option and the Before-Tax Option for (i) six (6) months following the month in which the Appropriate Request for the regular withdrawal is received by the Plan Administrator, if such withdrawal is made after September 30, 2004, and (ii) twelve (12) months following the month in which the Appropriate Request for the regular withdrawal is received by the Plan Administrator, if such withdrawal is made before October 1, 2004. There are no other penalties or restrictions under the Plan for withdrawing amounts that are eligible for withdrawal.

7.3(c) Withdrawals of Certain Other Unmatured Contributions

Withdrawals of unmatured contributions and related earnings from a Participant’s Company Matching Contribution Account are not permitted under the Plan. The restriction on withdrawal lapses once these contributions mature.

7.4 Source of Regular Withdrawals

A Participant’s regular withdrawals from the Plan will be taken from the Participant’s accounts in the order listed below. For each level in the order of withdrawal, the entire account balance must be exhausted before amounts may be withdrawn from the next level. The meaning of matured and unmatured accounts as used below relates to the status of the contributions as explained in Section 7.1(c). Unless specifically indicated otherwise, an account includes both contributions and earnings thereon.

First	After-Tax Option Account with respect to Participant Contributions made prior to January 1, 1987, followed by earnings thereon.

Second	Matured After-Tax Option Account with respect to Participant Contributions made after December 31, 1986, followed by earnings thereon.

Third	Rollover Account.

Fourth	Employee Stock Account. Withdrawals from the Employee Stock Account will be made first from the portion of the account representing the Participant’s investment in the account (i.e., amounts transferred from the terminated Baltimore Gas and Electric Company Employee Stock Ownership Plan that consist of after-tax contributions made by employees to such plan), and then from the remainder of the account.

Fifth	Matured Company Matching Contribution Account.

Sixth	Matured Before-Tax Option Account, but only if the Participant has reached age 59-1/2, retired, been placed on long-term disability or terminated employment for any other reason.

Seventh	Unmatured After-Tax Option Account with respect to Participant Contributions, followed by earnings thereon.

Eighth	Unmatured Before-Tax Option Account with respect to Participant Contributions, but only if the Participant has reached age 59-1/2, retired, been placed on long-term disability or terminated employment for any other reason.

The Participant will be permitted to make a regular withdrawal only to the extent funds eligible for withdrawal are available in the Participant’s Plan accounts.

Withdrawals will be made pro rata in proportion to the Participant’s respective investment in each Investment Fund under the account applicable to the level of withdrawal.

7.5 Hardship Withdrawals

7.5(a) General

A Participant will be eligible to receive a withdrawal under the hardship withdrawal provisions of the Plan if the Participant submits an Appropriate Request to the Plan Administrator and receives the Plan Administrator’s express sanction and approval for the withdrawal. To obtain approval, the Participant will be required to demonstrate that the hardship withdrawal is necessary to satisfy an immediate and heavy financial need.

Because a Participant must withdraw all amounts available under the regular withdrawal provisions of the Plan and obtain any available loans under the Plan’s loan provisions, prior to withdrawing amounts under the hardship withdrawal provisions, hardship withdrawals are limited to the Participant’s contributions under the Before-Tax Option and earnings thereon which are not otherwise available as regular withdrawals or loans. However, earnings on Before-Tax Option contributions are available for hardship withdrawal only if allocated to the Participant’s account as of December 31, 1988.

Following receipt of a hardship withdrawal, the Participant will be suspended from making contributions to the Plan under the After-Tax Option and the Before-Tax Option and to certain other plans of the Employer, as defined in Treasury Regulation Section 1.401(k)-1(d)(3)(iv)(F), for six (6) full months beginning with the first Payroll Period in the month following the month in which the hardship withdrawal is approved for payment by the Plan Administrator. A hardship withdrawal will be paid out as soon as practicable after Plan Administrator approval.

7.5(b) Immediate and Heavy Financial Need

In order to receive a hardship withdrawal, the Participant must demonstrate an immediate and heavy financial need. The following financial needs will automatically qualify as immediate and heavy.

1)	Medical expenses described in Code Section 213(d) which have been previously incurred or are necessary to obtain medical care by the Participant, the Participant’s Spouse, or any dependents of the Participant as defined in Code Section 152, without regard to subsections (b)(1), (b)(2), and (d)(1)(B) thereof.

2)	The purchase (excluding mortgage payments) of a principal residence for the Participant.

3)	The payment of tuition and related educational fees for the next twelve (12) months of post-secondary education for the Participant, the Participant’s Spouse, or dependents as defined in Code section 152, without regard to subsections (b)(1), (b)(2), and (d)(1)(B) thereof.

4)	Mortgage payments or rental payments that must be paid to prevent foreclosure on the mortgage of the Participant’s principal residence or eviction of the Participant from his principal residence.

5)	Certain other specified events that are deemed to be of an immediate and heavy financial need as determined by the Internal Revenue Service and published in revenue rulings, notices, and other documents of general applicability.

Other financial needs may qualify as immediate and heavy, based on all relevant facts and circumstances and subject to the approval of the Plan Administrator. Generally, for example, the need to pay funeral expenses for a family member may qualify as an immediate and heavy financial need.

The amount of an immediate and heavy financial need may include amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the hardship withdrawal.

It is the intent of the Plan that the definition of an “immediate and heavy financial need” will conform to the meaning of the term under the provisions of Treasury Regulation Section 1.401(k)-1(d)(3).

7.5(c) Withdrawal Deemed Necessary to Satisfy an Immediate and Heavy Financial Need – Requirements

After a Participant demonstrates that an immediate and heavy financial need exists, the Participant must also demonstrate that a hardship withdrawal from the Plan is necessary to satisfy that need.

Hardship withdrawals under the Plan will automatically be deemed necessary to satisfy an immediate and heavy financial need if all of the following requirements are met.

1)	The withdrawal does not exceed the amount of the immediate and heavy financial need of the Participant.

2)	The Participant has elected to receive all dividend distributions currently available under the Plan pursuant to Section 8.5(a), and has obtained all withdrawals, other than hardship withdrawals, and all nontaxable loans currently available under the Plan.

3)	The Participant’s contributions under the After-Tax and Before-Tax Options of the Plan and contributions to certain other plans of the Employer, as defined in Treasury Regulation Section 1.401(k)-1(d)(3)(iv)(F), are suspended for six (6) months following the month of receipt of the hardship withdrawal.

Notwithstanding the above, the Plan Administrator may, at his discretion, determine that a hardship withdrawal is necessary to satisfy an immediate and heavy financial need after a review of all relevant facts and circumstances.

It is the intent of the Plan that the withdrawals deemed necessary to satisfy the immediate and heavy financial need under this Section 7.5(c), will conform to the withdrawals deemed to satisfy this need under Treasury Regulation Section 1.401(k)-1(d)(3).

7.6 Source of Hardship Withdrawals

A Participant’s hardship withdrawals from the Plan will be taken from the Participant’s Before-Tax Option Account, but only after all available amounts have been withdrawn under the regular withdrawal provisions of the Plan and all available nontaxable loans have been taken under the loan provisions of the Plan. For purposes of this Section, the Before-Tax Option Account includes contributions and earnings allocated thereon as of December 31, 1988. Earnings allocated to the Before-Tax Option Account after December 31, 1988 are not available for hardship withdrawal and, accordingly, are excluded therefrom.

Qualified Nonelective Contributions and earnings thereon are not available for hardship withdrawal and, accordingly, are excluded therefrom.

The Participant will be permitted to make a hardship withdrawal only to the extent funds eligible for withdrawal are available in the Participant’s Before-Tax Option Account.

Hardship withdrawals will be made pro rata in proportion to the Participant’s respective investment in each Investment Fund under the Before-Tax Option Account.

Unmatured amounts not available for regular withdrawal under Section 7.3(c) will also not be available to the Participant for any hardship withdrawal.

7.7 Direct Rollover of Withdrawals

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section, a Distributee may elect, at the time and manner prescribed by the Plan Administrator, to have any portion of a withdrawal from the Plan that is an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

7.8 In-Service Distributions for Active Duty Members of the Uniformed Services.

An individual who is on active duty for more than 30 days in accordance with Section 414(u)(12)(B) of the Code is treated as having been severed from employment during such period and may elect a distribution in accordance with and subject to the limitations of Section 414(u)(12)(B) of the Code. If a Participant elects a 30-day deemed distribution period, the Participant’s right to make contributions under the After-Tax and Before-Tax Options following such distribution and while on leave must be suspended for a six-month period after the distribution.

Article VIII – Distributions

8.1 Eligibility

A Participant will continue to be considered a Participant for purposes of eligibility for distributions as long as amounts are held in the Participant’s Plan accounts, regardless of such Participant’s eligibility to make further contributions to the Plan.

A Participant is eligible to receive final distributions of all amounts in the Plan when the Participant either reaches age 70-1/2, retires, is placed on long-term disability, or terminates employment for any other reason. If a Participant dies, the Participant’s beneficiary is entitled to any undistributed amounts from the Plan, as provided in Section 8.7. A Participant on a leave of absence is not considered to have terminated employment and will not be entitled to a distribution from the Plan under the provisions of this Article VIII.

8.2 Required Distributions

8.2(a) Distributions After Attaining Age 70-1/2

A Participant’s entire Plan balance shall be distributed, or installment payments shall begin, not later than April 1st of the calendar year following the calendar year in which the Participant attains age 70-1/2, unless such Participant is employed by an Employer (in which case such distribution or installment payments shall commence upon employment termination). However, if there ever is a Participant who is a 5% owner (as defined in Code Section 416(i)), payment must commence no later than April 1st of the Plan Year after the Plan Year in which such Participant attains age 70-1/2, even if the Participant is still employed.

8.2(b) Mandatory Distribution for Plan Balances of $1,000 or less

A Participant who retires, is placed on long-term disability, or terminates employment for any other reason will automatically receive a final lump-sum distribution of all amounts held in the Participant Contribution Account, Company Matching Contribution Account, Employee Stock Account, and Rollover Account, if the aggregate value of the accounts is $1,000 or less as of the end of the calendar month in which retirement, placement on long-term disability, or termination for any other reason occurs. The aggregate value of a Participant’s Plan accounts will be determined in accordance with the Trust Agreement and will include the value of any outstanding Plan loans to the Participant. Any distributions from a Participant’s accounts that are invested in the CEG Common Stock Fund will be made in the form of a lump-sum cash payment in lieu of shares of Common Stock, unless the Participant elects a distribution of Common Stock representing investments in the CEG Common Stock Fund by filing an Appropriate Request with the Plan Administrator. A distribution under this Section 8.2(b) will be made within 90 days after the end of the month in which retirement, placement on long-term disability, or termination for any other reason occurs.

8.3 Distributions Elected by Participant

8.3(a) Time of Distribution

Participants eligible to receive final distributions from the Plan and who are not subject to the required distribution provisions of Section 8.2 may elect a distribution by submitting an Appropriate Request with the Plan Administrator. Distributions will commence as soon as practicable after the Appropriate Request is received by the Plan Administrator.

The Participant’s final distribution will be made within sixty (60) days after the later of the end of the Plan Year in which: (i) the Participant attains age 65, (ii) the Participant ceases active employment, or (iii) the tenth (10th) anniversary of the year in which the Participant’s participation in the Plan occurs. Notwithstanding the preceding sentence, a distribution will not be made unless the Participant submits an Appropriate Request for a distribution with the Plan Administrator. In any case, distributions must begin by the date prescribed in Section 8.2(a).

8.3(b) Method of Distribution

Participants who are not subject to the mandatory distribution requirements of Section 8.2(b) may elect to receive distributions as lump-sum payments, or as installment payments as provided in Section 8.4(c) made over a period not to exceed ten (10) years. Partial payments may also be made from time to time as requested under the withdrawal provisions of Article VII.

8.3(c) Required Minimum Distributions

Notwithstanding any other provision in the Plan to the contrary, distributions under the Plan shall comply with the requirements of Code section 401(a)(9) (including the incidental death benefit requirements of Code section 401(a)(9)(G)) and the regulations thereunder. Notwithstanding anything in the Plan to the contrary, a Participant or beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Section 401(a)(9)(H) of the Code (‘2009 RMDs’), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Particpant and the beneficiary, or for a period of at least 10 years (‘Extended RMDs’), will receive those distributions for 2009. In addition, solely for purposes of applying the Direct Rollover provisions of the Plan, 2009 RMDs and Extended RMDs will not be treated as Eligible Rollover distributions.

8.4 Form and Valuation of Distribution

8.4(a) CEG Common Stock Fund

Except as provided in Section 8.2(b) under the mandatory distribution requirement or Section 8.4(c) under the installment payment option, any distributions from a Participant Contribution Account, Company Matching Account, Employee Stock Account, or Rollover Account that are invested in the CEG Common Stock Fund will be made in a lump-sum payment constituting shares of Common Stock with cash paid in lieu of fractional shares.

The portion of the distribution representing investments in the CEG Common Stock Fund may, at the election of the Participant, be received entirely in cash in lieu of shares of Common Stock upon submitting an Appropriate Request with the Plan Administrator.

8.4(b) Default Investment Fund and Other Investment Funds

Except as provided in Section 8.4(c) under the installment payment option, any distributions from a Participant Contribution Account, Company Matching Contribution Account, Employee Stock Account, or Rollover Account that are invested in the Default Investment Fund and/or the Other Investment Funds will be made in the form of a lump-sum cash payment.

8.4(c) Installment Payment Option

Participants who are not subject to the mandatory distribution requirements of Section 8.2(b) and who are retired, have been placed on long-term disability, or terminated employment for any other reason, may elect to receive their distributions in annual, quarterly, or monthly installments over a period not to exceed ten (10) years. The election to receive such installments must be made prior to receiving a distribution and by means of an Appropriate Request submitted with the Plan Administrator.

Participants who have elected the installment payment option and selected an installment payment period may change the number of years, quarters, or months over which installments will be made at any time after the installment payments have commenced, provided that such change will not result in an installment payment period in excess of ten (10) years from the date the installments began. The election to change the installment payment period is made by submitting an Appropriate Request with the Plan Administrator. Any change in the installment payment period will be effective as soon as practicable following receipt of the Appropriate Request by the Plan Administrator.

A Participant who has elected the installment payment option may, at any time, submit an Appropriate Request with the Plan Administrator to receive a lump-sum payment of the remaining balance in the Participant’s accounts.

The amounts included in installment payments to a Participant will be taken from the Participant’s Plan accounts in the same order specified in Section 7.4 for regular withdrawals. Unmatured Company Matching Contribution Account amounts remaining in the Participant’s accounts after such ordering rules are applied are included in installment payments. The meaning of unmatured accounts relates to the status of contributions as explained in Section 7.1(c). Unless specifically indicated otherwise, an account includes both contributions and earnings thereon.

Amounts invested in the CEG Common Stock Fund may be received under the installment payment option either in whole shares of the Company’s Common Stock with cash in lieu of any fractional share, or, at the Participant’s election, in cash. A Participant’s election to receive cash or not to receive cash for amounts invested in the CEG Common Stock Fund will apply to all installment payments made to the Participant subsequent to such election, unless the Participant submits an Appropriate Request with the Plan Administrator prior to the installment payment date requesting that the Participant’s election be changed.

Installment payments that consist of amounts from the Default Investment Fund and the Other Investment Funds will be made only in cash.

Amounts included in installment payments will be withdrawn from a Participant’s investment funds pro rata in proportion to the Participant’s respective investment in each Investment Fund under the account applicable to the level of installment payment.

8.4(d) Valuation of Distributions

The value received by a Participant requesting a lump-sum distribution shall be determined in the following manner:

If the Participant makes an Appropriate Request for a distribution prior to 4:00 p.m. E.T., (i) distributions from the Default Investment Fund and Other Investment Funds shall be valued based on the Closing Price for such funds on the day the Appropriate Request is received; provided, however, that if the distribution consists of amounts from the CEG Common Stock Fund, distributions from the Default Investment Fund and Other Investment Funds shall be valued based on the Closing Price for such funds on the next business day after the Appropriate Request is received, and (ii) distributions from the CEG Common Stock Fund shall be valued based on the Transaction Price on the next business day after the Appropriate Request is received.

If the Participant makes an Appropriate Request for a distribution on or after 4:00 p.m. E.T., (i) distributions from the Default Investment Fund and Other Investment Funds shall be valued based on the Closing Price for such funds on the next business day after the Appropriate Request is received; provided, however, that if the distribution consists of amounts from the CEG Common Stock Fund, distributions from the Default Investment Fund and Other Investment Funds shall be valued based on Closing Price for such funds on the second business day following receipt of the Appropriate Request, and (ii) distributions from the CEG Common Stock Fund shall be valued based on the Transaction Price on the second business day following receipt of the Appropriate Request.

For a Participant electing the installment distribution option, the value received for the first installment payment shall be determined in accordance with the above valuation procedures. For installment payments in subsequent years, the value received shall be determined in accordance with the above valuation procedures.

The valuation procedures described above shall be applied by substituting the term “Plan Administrator action” for each place the term “Appropriate Request” appears, in the case of (i) Participants subject to the required distribution provisions of Section 8.2, and (ii) beneficiaries who fail to elect an earlier distribution as described in Section 8.7(a).

8.5 Employee Stock Account Dividend Distributions

This Section 8.5 applies through, but is no longer effective after, the Common Stock dividend payment on January 1, 2002.

Any dividends declared and paid on shares of Common Stock in the Employee Stock Account in the CEG Common Stock Fund held by the Trustee pursuant to the Plan shall be invested by the Trustee pursuant to the Trust Agreement in interest bearing accounts. After the final dividend payment in each year has been made by the Company, the Trustee will distribute to each Participant by not later than December 31st of that year the dividend amounts declared and paid on the shares of Common Stock allocated to the Participant’s Employee Stock Account in the CEG Common Stock Fund. The Trustee shall invest, no less frequently than quarterly, any interest earned on such dividends prior to their distribution, in shares of Common Stock, and allocate such shares to the Participant’s Employee Stock Account in the CEG Common Stock Fund.

When a Participant receives final distributions of all amounts in the Plan allocated to his accounts, any additional dividends which have been declared and paid on shares of Common Stock in the Employee Stock Account and any related interest in the CEG Common Stock Fund which has not yet been distributed under the provisions of this Section 8.5, will be distributed in cash at the same time as the distribution of the shares of Common Stock in the Participant’s Employee Stock Account in the CEG Common Stock Fund.

8.5(a) CEG Common Stock Fund Employee Election

Effective February 1, 2006, any dividend paid with respect to shares of the CEG Common Stock Fund allocated to the Participant’s accounts as of the record of such dividend will be, as elected by the Participant prior to the payment date (1) distributed in cash to the Participant as soon as administratively practicable following the date such dividend is paid by the Company or (2) retained by the Trustee and reinvested in Company stock for credit to the Participant’s account in the CEG Common Stock Fund. The amount distributed to the Participant pursuant to clause (1) of the preceding sentence shall be the lesser of (A) the original amount of the dividends attributable to that Participant and (B) the amount of such dividends as adjusted for any investment losses while held in the Trust or reduced for any withholdings. In accordance with such procedures as the Plan Administrator may provide, a Participant shall be given a reasonable opportunity to make an election under this Section 8.5(a) before the beginning of each quarter of the Company’s taxable year with respect to dividends paid in such quarter. A Participant may have only one election in effect for his or her account at any time (and may not make separate elections with respect to the different portions of his or her account). If a Participant who has previously made a timely election under this Section 8.5(a) does not make a new election with respect to dividends paid in a subsequent period, the Participant’s prior election shall remain in effect for such subsequent period (and shall apply to all dividends paid on Company Stock during such period with respect to which an election is offered). In the absence of a timely election, the Participant shall be deemed to have elected to have the dividends with respect to which an election is offered accumulated in his or her account and reinvested in Company Stock.

8.6 Unlocated Participants

If and when the balance in a Participant’s account(s) under the Plan becomes payable and the Plan Administrator is unable to locate a Participant or his designated beneficiary or beneficiaries to whom such amounts are payable, the Participant Contribution Account, Company Matching Contribution Account, Employee Stock Account, and Rollover Account of the Participant will be closed after three (3) years from the date amounts in the Plan first become payable under Sections 8.2, 8.3, or 8.7. The balances in the closed accounts will be forfeited and thereafter applied to reduce Company contributions to the Plan. However, if the Participant or his designated beneficiary or beneficiaries subsequently files a proper claim with the Plan Administrator for such amounts, and the claim is filed prior to the termination of the Plan, the Company will restore the Participant’s accounts to the balances that existed when they were closed. Once the amounts have been restored, the balances will be available for distribution in accordance with the distribution provisions of the Plan.

8.7 Distribution Upon Death of Participant

8.7(a) Payment to Beneficiary

When a Participant dies, the deceased Participant’s beneficiary is entitled to a distribution of all amounts held in the Participant’s accounts.

Unless the Participant’s beneficiary requests an earlier distribution to be made or commenced as soon as possible after an Appropriate Request is submitted to the Plan Administrator, all amounts held in the Participant’s accounts will be distributed to the beneficiary within sixty (60) days after the end of the Plan Year in which the Participant dies.

Amounts held in the CEG Common Stock Fund will be paid to the Participant’s beneficiary in Common Stock or in cash in accordance with the provisions of Section 8.4(a). If the beneficiary wishes to receive the distribution in cash, an Appropriate Request must be submitted by the beneficiary to the Plan Administrator. Amounts held in the Default Investment Fund and the Other Investment Funds will be paid to the Participant’s beneficiary in the form of a lump-sum cash payment in accordance with the provisions of Section 8.4(b). A beneficiary may not elect to receive the distribution under the installment payment option.

If a Participant elected a distribution under the installment payment option provisions of Section 8.4(c) and dies during the installment payment period, or before the installment payment period begins, the remaining balance in the Investment Funds that was to be paid out under the installment payment option will be paid to the Participant’s beneficiary in a lump-sum. Any amounts remaining in the CEG Common Stock Fund will be paid to the beneficiary in Common Stock or in cash in accordance with the Participant’s most recent election under Section 8.4(c). If the beneficiary wishes to receive the distribution in a different form than that which will be received under the Participant’s most recent election, an Appropriate Request must be submitted by the beneficiary with the Plan Administrator. Amounts remaining in the Default Investment Fund and the Other Investment Funds will be paid to the Participant’s beneficiary in the form of a lump-sum cash payment.

In the event any Participant is deceased at the time of a dividend distribution from the Participant’s Employee Stock Account paid under the dividend distribution provisions of Section 8.5(b), the distribution will be made to the Participant’s beneficiary, as determined in accordance with this Section 8.7(a).

In the case of a Participant who dies while performing qualified military service (as defined in Code Section 414(u)), the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had the Participant resumed and then terminated employment on account of death.

8.7(b) Designation of Beneficiaries

Any interests in the Plan which have not been distributed to a Participant prior to his death will be distributed to the Participant’s surviving Spouse, unless the Participant and his Spouse have jointly designated some other beneficiary or beneficiaries. A joint designation must be made on a special form provided by the Plan Administrator and duly witnessed by a notary public.

The consent of the Spouse of the Participant will not be required if it is established to the satisfaction of the Plan Administrator that the consent of the Spouse may not be obtained because there is no Spouse, because the Spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may by regulations prescribe. Any consent of a Spouse (or establishment that the consent of a Spouse may not be obtained) as provided above shall be effective only with respect to such Spouse. For purposes of this Section 8.7(b), the Spouse or surviving Spouse of the Participant is the Spouse at the time of the Participant’s death, except that a former Spouse will be treated as the Spouse or surviving Spouse to the extent provided under a qualified domestic relations order as described in Code Section 414(p). The designation of a beneficiary may be changed at any time by the proper completion and forwarding to the Plan Administrator of the beneficiary-designation form.

If a Participant dies and does not leave a surviving Spouse, any undistributed interests will be paid to any beneficiary or beneficiaries that the Participant has designated on the beneficiary-designation form provided by the Plan Administrator. If a Participant dies and leaves no surviving Spouse and no beneficiary is effectively designated in connection with the benefits due under the Plan, the benefits provided under the Plan will be distributed to any effectively designated beneficiary (as indicated

on the life insurance beneficiary-designation form) of any Company-sponsored life insurance of the Participant. If there is no beneficiary effectively designated to take the proceeds of such life insurance, the benefits due under the Plan shall be distributed to the personal representative, if any, of the deceased Participant. In any case where the exact intention of a Participant is in doubt in connection with the designation of a beneficiary, the Plan Administrator shall have full authority to determine such probable intention. The effectiveness of the Participant’s beneficiary designation and the Plan Administrator’s determination of the intention of the Participant shall be final and binding upon all parties.

The Plan Administrator may require such proper proof of death and such evidence of the right of any person to receive payment of the value of the account of a deceased Participant as the Plan Administrator may deem desirable. The Plan Administrator’s determination of death and of the right of any person to receive payment shall be conclusive.

8.8 Direct Rollover of Distributions

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section, a Distributee may elect, at the time and manner prescribed by the Plan Administrator, to have any portion of a distribution from the Plan that is an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover, including, for distributions made after December 31, 2009, an individual retirement plan described in Code Section 408(a) or (b) for non-spouse beneficiary Distributees as described in Code Section 402(c)(11). Effective for distributions made after October 30, 2009 and subject to the provisions of Section 3.3 of the Plan, an Eligible Rollover Distribution that includes amounts that are not includable in gross income may be transferred pursuant to this Section 8.8 if the qualified trust or annuity contract described in section 403(b) of the

Code receiving such Direct Rollover separately accounts for the portions of the distribution that are and are not includable in gross income. Effective for calendar years beginning on or after December 31, 2008, solely for purposes of applying the direct rollover provisions of the Plan, 2009 required minimum distributions pursuant to Code Section 401(a)(9)(H) and extended 2009 required minimum distributions will be treated as Eligible Rollover Distributions in 2009.

8.9 Qualified Reservist Distributions

The Plan permits a Participant to elect a Qualified Reservist Distribution. For purposes of this Section 8.9, a Qualified Reservist Distribution is any distribution to an individual who is ordered or called to active duty after September 11, 2001, if: (i) the distribution is from amounts attributable to elective deferrals including After-Tax and Before-Tax Options; (ii) the individual was (by reason of being a member of a reserve component, as defined in Section 101 of Title 37, United States Code) ordered or called to active duty for a period in excess of 179 days or for an indefinite period; and (iii) the Plan makes the distribution during the period beginning on the date of such order or call, and ending at the close of the active duty period. A Participant that meets the requirements for a Qualified Reservist Distribution under this Section 8.9 will be treated as taking a distribution under this Section 8.9 regardless of whether such Participant is also entitled to distribution under Section 7.8.

Article IX – Loans to Participants

9.1 General

A Participant will continue to be considered a Participant for purposes of this Article IX as long as the Participant continues to be a Party in Interest.

At the direction of the Plan Administrator, the Trustee may make loans to Participants from the Plan. Plan loans will in all cases meet the following requirements.

a)	Loans will be available to all Participants on a reasonably equivalent basis.

b)	Loans will not be made available to Participants who are Highly Compensated Employees in an amount greater than the amount made available to other Participants.

c)	Loans will be made in accordance with all other specific provisions regarding Participant Loans under the Plan.

d)	Loans will bear a reasonable rate of interest as provided under Section 9.3.

e)	Loans will be adequately secured as provided under Section 9.4.

9.2 Amount

A Participant may apply for a loan from his account balance in the Plan subject to the limitations and other provisions of this Article IX or as may be adopted by the Plan Administrator. Application for loans is made by submitting an Appropriate Request with the Plan Administrator. The Plan Administrator’s action in approving or disapproving any application for a loan shall be final. The Plan Administrator, in his sole discretion, may direct the Trustee to lend a Participant an amount which does not exceed fifty percent (50%) of the Participant’s Total Account Balance; provided, however, that the minimum loan amount shall be $1,000 and the maximum loan amount shall be $50,000.

For purposes of determining whether a loan exceeds $50,000, such loan shall be added to the highest outstanding balance of all other loans from the Plan or any other plans of the Employer during the twelve-month period preceding the date on which the loan is made (i.e., the date of the check). Participants making application for a loan from the Plan may be required to demonstrate their creditworthiness to the satisfaction of the Plan Administrator.

A Participant may have no more than two loans outstanding at a time. A Participant who has an existing loan and qualifies for a hardship withdrawal may be required to obtain a second loan pursuant to Section 7.5(c).

Loan proceeds may not be used for the purpose of investing in stocks, securities, or other similar or intangible investments. All loans shall be subject to the approval of the Plan Administrator, or his designee, who shall review each application for a loan. The Plan Administrator shall adopt such rules, procedures and documents as he may deem advisable in regard to the granting of loans, provided such rules, procedures, and documents are consistent with the provisions of this Article IX.

9.3 Reasonable Rate of Interest

Each loan will bear a reasonable rate of interest on the unpaid balance during the term of the loan which (except as provided in Section 9.14) will be equal to the prime rate plus one percent (1%), as reported in the Eastern Edition of the Wall Street Journal on the last day of the month preceding the month in which the Participant submits an Appropriate Request for a loan with the Plan Administrator. The interest rate on a loan will remain in effect for the term of the loan.

9.4 Adequate Security

The Participant shall grant to the Trustee a security interest in the loan account to the extent of his outstanding principal loan balance. The security interest will secure repayment of the loan and will remain in effect until the loan, together with accrued interest, is paid in full. The amounts in a Participant’s loan account used to secure the loan balance are not available for withdrawal or distribution.

9.5 Source of Funds

Each loan shall be treated as a separate investment of the portion of the Participant’s Plan account balance borrowed and the Plan Administrator shall direct the Trustee to reduce the Participant’s Plan account balance by an amount equal to the amount borrowed. A loan account will be established for the Participant reflecting the amount of his loan. The money borrowed will be taken from the Participant’s Plan accounts in the order shown below. The meaning of matured and unmatured accounts as used below relates to the status of contributions as explained in Section 7.1(c). Unless specifically indicated otherwise, an account includes both contributions and earnings thereon. Loan amounts will be taken from a Participant’s Investment Funds on a pro rata basis.

First	Before-Tax Option Account.

Second	Unmatured After-Tax Option Account.

Third	Company Matching Contributions Account.

Fourth	Employee Stock Account, except the Participant’s investment in the account.

Fifth	Employee Stock Account representing the Participant’s investment in the account.

Sixth	Rollover Account.

Seventh	Matured After-Tax Option Account.

9.6 Valuation of Loans

The value received by a Participant requesting a loan shall be determined in accordance with this Section. Loans will be processed as soon as practicable after the Participant’s properly executed loan agreement is received by the Plan Administrator. Loans from the Default Investment Fund and Other Investment Funds shall be valued based on the Closing Price for such funds on the day the loan is processed. Loans from the CEG Common Stock Fund shall be valued based on the Transaction Price on the day the loan is processed.

9.7 Loan Repayment

For Participants who are active Employees, payments of principal and interest on the loan must be made by payroll deduction, whichever is applicable. Participants who are not active Employees are required to make regular monthly payments of principal and interest on the loan by personal check or money order payable to the Company or its designee, as directed by the Plan Administrator. Each loan shall by its terms require that repayment (principal and interest) be amortized in level payments over a loan term that is arrived at by mutual agreement between the Plan Administrator and the Participant. In no event (other than as provided under Section 9.14), however, will the term of the loan exceed five (5) years unless the loan is to be used to acquire a Participant’s principal residence, in which case, the term of the loan may not exceed thirty (30) years.

A Participant may repay the entire outstanding balance of a loan, plus any accrued interest, at any time by personal check or money order made payable to the Plan or the Trustee. Loan repayments constituting a repayment of principal will be allocated to the Participant’s Plan accounts in the reverse order from which borrowed. Within the accounts, principal repayments will be allocated among the various Investment Funds in accordance with the Participant’s most recent investment directions. The interest portion of the loan repayment will be allocated to the Participant’s Plan accounts on a pro rata basis in accordance with the amounts originally withdrawn from the Participant’s accounts in order to fund the loan. Within such accounts, interest payments will be allocated among the various Investment Funds in accordance with the Participant’s most recent investment directions.

9.8 Default

A default occurs if a Participant fails to make a loan payment within 90 days after its due date or a beneficiary fails to continue the loan repayments or to repay the loan in full within 90 days after the payment’s due date. Upon the occurrence of a default, the Participant or beneficiary, as the case may be, will be subject to any legal remedies available for collecting the debt. In addition, the outstanding principal amount of the loan may be treated as a distribution, reportable to the Internal Revenue Service. If a Participant defaults on a loan while an active Employee, the Participant will be suspended from making contributions to, and taking loans from, the Plan for two (2) years from the date of default. If a Participant who is not an active Employee defaults on a loan, the Participant will be unable to take loans from the Plan for two (2) years from the date of default. The Plan Administrator shall have the discretion to allow additional time for repayment, subject to the requirements of Code Section 72(p) and the Treasury Regulations promulgated thereunder.

9.9 Death of a Participant

If a Participant dies prior to repaying a loan, the outstanding loan principal will be treated, and reported to the Internal Revenue Service, as a distribution to the beneficiary unless the beneficiary elects either to continue to make monthly loan repayments until the Plan balance is distributed to the beneficiary under the provisions of Section 8.7(a), or to repay the outstanding principal balance, plus accrued interest, within 90 days after the last loan repayment was made.

9.10 Loan Agreement and Amendments

A Participant’s loan will be evidenced by a loan agreement, which will include a promissory note and security agreement and payroll deduction authorization, if applicable. Participants will be required to execute a document, or otherwise evidence their agreement electronically (in such form and manner as the Plan Administrator shall specify), specifying the terms of the loan. Amendments to the loan terms must be authorized by both parties; provided, however, that amendments required as a result of a change to any applicable law or regulation or the issuance of any new ruling or interpretation by any governmental agency may be made unilaterally to the Plan and the loan agreement upon written notice to the Participant. The loan is at all times subject to such other conditions as may be required by the Internal Revenue Service or any other governmental agency.

9.11 Assignment of Interest

A Participant cannot assign his loan or obligation to repay his loan to any other person, corporation, or entity. Any attempted assignment of a Plan loan or obligation to repay will be void.

9.12 Prohibited Transactions

No loan shall be made unless such loan is exempt from the tax imposed on prohibited transactions by Code Section 4975.

9.13 Loan Initiation Fees

A Participant who applies for a loan will be charged a loan initiation fee, as determined from time to time by the Plan Administrator, which will be deducted from the Participant’s Plan account balance in the same manner set forth in Section 9.5.

9.14 Leaves of Absence

9.14(a) Non-Military Leaves of Absence

Participants who are on an approved leave of absence other than a Military Leave of Absence must continue to make loan repayments during such leave. Interest continues to accrue during such leave of absence at the original interest rate.

9.14(b) Military Leaves of Absence

Participants may elect to discontinue making loan repayments during a Military Leave of Absence, in which case the loan termination date shall be extended for a period equal to the length of the Military Leave of Absence (not to exceed the number of months of missed repayments). In addition, the loan interest rate for any Participant who is on a Military Leave of Absence and who does not elect otherwise shall, while the Participant is on such Military Leave of Absence, be the lesser of 6% per annum or the original interest rate.

Article X – Plan Administration

10.1 Plan Administrator

The Plan will be administered by the Director – Benefits of the Company (or the position succeeding to that function) as a fiduciary and as Plan Administrator. The Plan Administrator shall discharge his duties for the exclusive benefit of Participants and their beneficiaries. The Plan Administrator shall be authorized to delegate his duties and responsibilities hereunder.

10.2 Rules and Regulations

The Plan Administrator may adopt such rules and regulations as he may deem necessary or advisable for the administration of the Plan on a consistent and non-discriminatory basis.

10.3 Powers and Duties of the Plan Administrator

The Plan Administrator shall administer the Plan in accordance with its provisions and shall have all powers necessary for that purpose, including, but not limited to, the power (i) to interpret the Plan, (ii) to resolve all questions concerning eligibility for benefits or loans under the Plan and to require any person to furnish such information as he may reasonably request as a condition to receiving any benefit or loan under the Plan, (iii) to compute or cause to be computed the amount of benefits payable or loans available here under to Participants or their beneficiaries, and (iv) to direct the Trustee concerning all payments that shall be made out of the Investment Funds pursuant to the provisions of the Plan. The Plan Administrator may, in writing, delegate any part of his responsibilities and duties (including but not limited to the approval of loans to Participants) to one or more designees and may withdraw such authority by a subsequent writing.

10.4 Records and Reports

The Plan Administrator shall cause to be furnished to each Participant, on at least a semiannual basis and upon any withdrawal, distribution, or loan to him, a detailed report, indicating the current value of the Participant’s interest in the Plan, as well as any other reports now or hereafter required by law to be furnished to each Participant or any regulatory agency.

10.5 Procedure for Review of Claim

10.5(a) Denial of Claim

If after a Participant makes a claim for benefits by submitting an Appropriate Request, such claim is denied in full or in part, the Plan Administrator shall, within ninety (90) days after receipt of the claim, provide the Participant (at the Participant’s last address appearing on the records of the Plan) with written notice by mail, in language calculated to be understood by the Participant, of the denial of the claim stating (i) the specific reasons for the denial, (ii) the specific references to pertinent Plan provisions on which the denial is based, (iii) any additional material or information necessary for the Participant to resubmit the claim, including an explanation of why such material or information is necessary, and (iv) an explanation of the claims appeal procedure, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If special circumstances require an extension of time to process the claim, within 90 days after receipt of the claim, the Plan Administrator shall provide the Participant with written notice by mail specifying the reasons for the need for an extension of time, and a date by which he expects to render a decision. In that event, the initial 90-day period for notice of denial shall be extended by an additional 90 days.

10.5(b) Appeal of Claim

If a Participant’s claim has been denied or if the Participant has not received written notice of denial within the period prescribed by Section 10.5(a), he may file an appeal with the Adminstrative Committee. The Participant or his duly authorized representative may request to review pertinent documents. The appeal must be submitted in writing within sixty (60) days of the date the Participant receives notice of the denial. The appeal may be made by the Participant or his duly authorized representative. The appeal must state the reasons for the appeal and shall be accompanied by any evidence or documentation to support the Participant’s position. The Administrative Committee shall review the Participant’s appeal promptly and shall advise the Participant of his decision in writing, in language calculated to be understood by the Participant, stating (i) the specific reasons for his decision with specific reference to pertinent Plan provisions on which the decision is based, (ii) that the Participant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to his claim, and (iii) that the Participant has a right to bring an action under Section 502(a) of ERISA.

This written decision shall be sent to the Participant (at his last address appearing on the records of the Plan) by mail no later than 60 days after receipt of the written appeal, unless special circumstances require an extension of time for processing the appeal, obtaining more information or conducting an investigation of facts. In no event shall the written decision be sent to the Participant later than 120 days after receipt by the Administrative Committee of the written appeal. The determination of the Administrative Committee shall be final and binding on all parties and not subject to further appeal.

10.5(c) Exclusive Method

The procedure for review of claims outlined in this Section 10.5 is the exclusive method available for resolving claims under the Plan, notwithstanding the existence of other Employer procedures applicable to Employee grievances in other areas. No Participant or beneficiary is entitled to bring any action, whether at law or in equity, against any Employer or the Trustee or any of their respective agents, officers or employees, including the Plan Administrator, his designees, or the Chief Human Resources Officer in connection with any right, privilege, or benefit provided under this Plan unless and until, as a condition precedent, all of the remedies provided under this Section 10.5 have been exhausted.

10.6 Plan Expenses

The Company may, in its sole discretion, determine from time to time which expenses incident to the operation and maintenance of the Plan, and the fees and expenses of the Trustee will be paid by either the Company or the Plan Participants. Any fees and expenses not paid by the Company shall be paid by Plan Participants.

All brokerage fees and commissions, stock transfer taxes, and other charges incurred by the Trustee in connection with the purchase and sale of shares of Common Stock for the CEG Common Stock Fund shall be borne by the CEG Common Stock Fund. All expenses and other charges incurred by the Other Investment Funds shall be borne by the respective fund.

Administrative fees charged by the institutions which issue contracts for the Default Investment Fund shall be borne by the Default Investment Fund and shall be reflected in the interest rate for such Fund.

Loan initiation fees will be paid by Plan Participants as set forth in Section 9.13.

The Plan Administrator shall not receive any compensation for his services as Plan Administrator.

10.7 Fiduciary Responsibilities

The Plan Administrator is the named fiduciary under the Plan within the meaning of Section 402(a) of ERISA, and shall control and manage the operation and administration of the Plan.

The Plan Administrator (and his delegatees), the Investment Committee, the Administrative Committee, the Trustee, and any other person who is deemed to be a fiduciary under the Plan, shall not be liable for a breach of fiduciary responsibility of another fiduciary under the Plan except to the extent it or he (a) shall have participated knowingly in, or shall have knowingly undertaken to conceal, an act or omission of such fiduciary, knowing such act or omission was a breach of the fiduciary’s fiduciary responsibilities, (b) shall have, through a breach of its or his fiduciary responsibilities, enabled such fiduciary to commit a breach of its or his fiduciary responsibilities, or (c) shall have knowledge of a breach of fiduciary responsibilities by such fiduciary, unless it or he has made reasonable efforts to remedy the breach.

This Plan is an ERISA Section 404(c) plan, as described in Section 404(c) of ERISA and defined by Section 2550.404(c)-1 of Title 29 of the Code of Federal Regulations. Under ERISA Section 404(c), Plan Participants and beneficiaries are generally deemed to be responsible for the results of their investment decisions, and fiduciaries of the Plan may be relieved of liability for any loss, or with respect to any breach of part 4 of Title I of ERISA, that is the direct and necessary result of the exercise of control by Plan Participants and beneficiaries over assets in their Plan accounts.

10.8 Indemnification

The Plan Administrator (and his delegatees), members of the Board of Directors, the Executive Group, and the Investment Committee, the Administrative Committee, and any other officer or employee of any Employer shall be indemnified by the Company or from proceeds under insurance policies purchased by the Company against any and all liabilities arising by reason of any act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

Article XI – Management of Funds

11.1 Trust Fund

The Company shall maintain a Trust Agreement with a Trustee, pursuant to which a Trust shall be established to hold the assets of the Plan. All cash contributions made by Participants and the Company under the Plan shall be paid over to the Trustee as soon as administratively practicable for the purpose of providing benefits under the Plan. No part of the corpus of or income from these funds shall be used for, or diverted to, purposes other than for the exclusive benefit of the Participants and their beneficiaries.

11.2 Trust Agreement; Powers of Trustee

The Trust Agreement shall be subject to the approval of the Board of Directors prior to execution of the Trust Agreement by the Company. The Company or the Plan Administrator may from time to time amend the Trust Agreement and shall give written notice of any such amendment to the Trustee. The Trust Agreement, as amended from time to time, shall contain provisions appropriate to carrying out the purposes of the Plan, including, but not limited to, provisions with respect to (i) the power and authority of the Trustee, (ii) the investment, reinvestment, control, and disbursement of the Trust assets, (iii) the contract or contracts with one or more financial institutions for the Default Investment Fund, and (iv) the authority of the Company or the Plan Administrator to amend the Trust Agreement, review the performance of the Trustee, and to terminate the Trust Agreement and settle the account of the Trustee.

11.3 Removal and Resignation of Trustee

The Company shall have the power, without terminating the Trust Agreement, to remove the Trustee and to designate a successor Trustee upon such removal or in the event the Trustee elects to resign.

11.4 Accounts and Records Maintained by Trustee

The Trustee or the Plan Administrator shall keep complete and accurate records of all of the assets of, and transactions involving, the Investment Funds with respect to Participant Contribution Accounts under the After-Tax and/or Before-Tax Options, the Company Matching Contribution Accounts, the Employee Stock Accounts and Rollover Accounts. If the records are maintained by the Trustee, it shall, in a timely manner, prepare and render all reports and accounting required by law or regulation and shall provide the Plan Administrator with such reports, accountings, and other information as he may reasonably request. All such records shall be available for inspection and copying during the Trustee’s normal business hours by the Plan Administrator, who may elect to employ an independent certified public accounting firm to review the accounts and records maintained by the Trustee as of the close of each Plan Year and report the results of such review to the Plan Administrator. This report shall be made available by the Plan Administrator to the Board of Directors, along with such other reports and information as the Board of Directors shall, from time to time, request.

11.5 Voting Rights

11.5(a) Common Stock

Each Participant shall have the right, and shall be afforded the opportunity (on the prescribed form) to instruct the Trustee how to vote or whether or not to tender shares of the Company’s Common Stock allocated to his Participant Contribution Account, Company Matching Contribution Account, Employee Stock Account, and Rollover Account in the CEG Common Stock Fund. To the extent possible, fractional shares will be combined and voted by the Trustee to reflect the instructions of the Participants whose Participant Contribution Accounts, Company Matching Contribution Accounts, Employee Stock Accounts, and Rollover Accounts in the CEG Common Stock Fund have been allocated with such fractional shares. Shares of Common Stock with respect to which no instructions are received shall be tendered by the Trustee, but shall be voted by the Trustee in the same proportions as the Trustee was instructed to vote with respect to the shares for which it received instructions. At the time of the mailing of any notice of an annual or special meeting of the Company’s Common Stockholders, a copy of such notice and all accompanying proxy solicitation material, together with the prescribed voting instruction form, shall be furnished to each Participant.

In the case of a tender offer, or other right or option with respect to Common Stock, a Participant who does not issue valid directions to the Trustee to sell, offer to sell, exchange or otherwise dispose of such Participant’s Common Stock, shall be deemed to have directed the Trustee that shares of Common Stock allocated to his Participant Contribution Account, Company Matching Contribution Account, Employee Stock Account, and Rollover Account remain invested in the CEG Common Stock Fund. A Participant’s instruction to tender shares of Common Stock invested in the CEG Common Stock Fund shall not constitute an Appropriate Request for a withdrawal or distribution pursuant to Articles VII and VIII, respectively. Any proceeds received as a result of the sale of Common Stock pursuant to a tender offer shall be credited to the Participant’s accounts from which the tendered shares were taken and shall be reinvested in the CEG Common Stock Fund provided Common Stock is available for purchase and continues to be traded on a national securities exchange. In the event that, subsequent to any tender offer, Common Stock is no longer available and traded on a national securities exchange, Participants may elect to invest the proceeds received from the tendered Common Stock in one or more of the other available Investment Funds other than the CEG Common Stock Fund, by submitting an Appropriate Request to the Plan Administrator. Until such time that the Appropriate Request is received by the Plan Administrator, the proceeds received from the tendered Common Stock shall be invested in the Default Investment Fund.

11.5(b) Other Investment Funds

Each Participant shall have the right, and shall be afforded the opportunity (on the prescribed form), to instruct the Trustee how to vote (if applicable) the Other Investment Fund shares held in his Participant Contribution Account, Company Matching Contribution Account, Employee Stock Account, and Rollover Account. Shares of Other Investment Funds with respect to which no instructions are received shall be voted (if applicable) by the Company. At the time of the mailing of any notice of an annual or special meeting of any Other Investment Fund, a copy of such notice and all accompanying proxy solicitation material, together with the prescribed voting instruction form, shall be furnished by the Trustee to each Participant holding shares in the Other Investment Fund.

Article XII – Amendment, Termination, Mergers, or Consolidations

12.1 Amendment

The Plan may be amended, from time to time, by the Plan Administrator as shall be necessary or advisable in the interpretation, administration, or operation thereof or as required by law upon the advice of counsel. Further, the bonuses and incentives includable in Eligible Compensation in Appendix C may be amended by the Chief Executive Officer of the Company and the Chief Human Resources Officer of the Company, acting together. The Executive Group may make any amendment to the Plan that does not increase annual Plan liabilities by more than $1 million per amendment; the Company’s Chief Executive Officer shall report all such amendments to the Board of Directors no less frequently than annually. The Chief Human Resources Officer may make any amendment to the Plan that does not increase the annual Plan liabilities materially, or as required by law upon the advice of counsel. In all other cases, the Plan may only be amended by resolution of the Board of Directors, who shall be entitled to delegate such authority. Under no circumstances shall the Plan be amended to cause any of the assets of the Investment Funds to be used for or be diverted to any purpose other than the exclusive benefit of Participants or their beneficiaries and defraying reasonable expenses of administering the Plan, or to cause the elimination or reduction of any Plan benefit as prohibited under the provisions of Code Section 411(d)(6). Furthermore, no amendment may retroactively reduce the rate at which a Participant shall make contributions to such Investment Funds, or, except as may be required to conform with future governmental regulations, adversely affect the rights of any Participant with respect to contributions made on his behalf prior to the date of such amendment.

12.2 Termination

The Plan may be terminated, in whole or in part, at any time, by resolution of the Board of Directors. The Trustee will thereafter be directed to liquidate the Investment Funds. Upon any termination of the Plan other than as provided in Section 13.9, all Participant Contribution Accounts, Company Matching Contribution Accounts, Employee Stock Accounts, Rollover Accounts, and dividends, if any, accumulated under the provisions of Section 8.5(b), shall be deemed to be matured, and distribution of the balances in such accounts shall be promptly made by the Trustee in accordance with direction from the Plan Administrator. In making such distribution, any and all determinations, divisions, appraisals, apportionments, and allotments so made shall be final and conclusive.

12.3 Merger or Consolidation

In the event of any merger or consolidation of the Plan with, or transfer of any assets or liabilities of the Plan to, any other plan, each Participant shall be entitled to receive a benefit immediately after such merger, consolidation, or transfer (computed as if such other plan had then terminated) which is equal to or greater than the benefit he would have been entitled to receive immediately before such merger, consolidation, or transfer (computed as if the Plan had then terminated).

Article XIII – General Provisions

13.1 Source of Payment

Benefits under the Plan shall be payable only out of the Investment Funds. The Company shall have no responsibility or liability (legal or otherwise) to make any payment of benefits under the Plan. No persons shall have any rights under the Plan with respect to such Investment Funds, or against the Plan Administrator (and his delegatees), the Company, any other Employer, the Board of Directors, the Executive Group, the Investment Committee, the Administrative Committee, or the Trustee, except as specifically provided for under the Plan.

13.2 Inalienability of Benefits

13.2(a) General

No benefit or interest available under the Plan will be subject to assignment, attachment, alienation, or other legal process, either voluntarily or involuntarily. Except as provided in Section 13.2(b), the preceding sentence will also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order. Except as provided in Section 13.2(c), benefits under the Plan will be made available to and in the name of the person entitled to such benefits under the terms of the Plan, or to and in the name of such person’s authorized representative. Payments to any financial institution to the credit of such person will constitute payments to and in the name of the person entitled to such payments under the terms of the Plan.

In addition, to the extent permitted by Code Section 401(a)(13), a Participant’s benefits may be offset against an amount that the Participant is ordered or required to pay to this Plan pursuant to a judgment in a criminal action involving this Plan, a civil judgment in connection with a violation or alleged violation of Part 4 of Subtitle B of Title I of ERISA, or a settlement agreement between the Secretary of Labor and the Participant in connection with a violation or alleged violation of such Part. Furthermore, this Section 13.2(a) shall not preclude either (i) the enforcement of a Federal tax levy made pursuant to Code Section 6331, or (ii) the collection by the United Sates on a judgment resulting from an unpaid tax assessment, to the extent permitted under Code Section 401(a)(13) and the regulations thereunder.

13.2(b) Qualified Domestic Relations Orders

The anti-alienation provisions of Section 13.2(a) do not apply to qualified domestic relations orders, as the term is defined in Code Section 414(p), ERISA 206(d)(3) and any applicable regulations thereunder. The Plan Administrator has established and will maintain written procedures to determine the qualified status of domestic relations orders and to administer distributions under such qualified orders. Further, to the extent provided under a qualified domestic relations order, a former Spouse of a Participant shall be treated as the Spouse or surviving Spouse for all purposes under the Plan.

13.2(c) Miscellaneous Exceptions

The anti-alienation provisions of Section 13.2(a) do not apply to the payment of taxes to any governmental agency, to the extent such payment is authorized by the person entitled to such payment under the terms of the Plan, or is otherwise required by a law that is not preempted by the ERISA anti-alienation provisions.

13.3 Section 16 of the Securities Exchange Act of 1934

Each Participant who is subject to Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder shall, in effecting any transaction in the Plan, comply with all applicable provisions of such law, rules, and regulations in addition to the applicable Plan provisions.

13.4 Put Option Rights Applicable to Common Stock

Effective February 1, 2006, but only to the extent required under the applicable rules of Code section 4975(e)(7) with regard to an employee stock ownership plan of the type represented by the CEG Common Stock Fund, shares of Company Stock distributed to a Participant or Beneficiary with respect to the CEG Common Stock Fund (including a distribution that is a withdrawal) that at the time of the distribution, are not readily tradable on an established market within the meaning of Code section 409(h), as determined by the Plan Administrator, shall be subject to a put option which shall permit the Participant or Beneficiary to sell such stock to the Company at any time during two option periods, at the fair market value of such shares (as of the most recent valuation date). The first period shall be for at least 60 days beginning on the date of distribution. The second period shall be for at least 60 days beginning on the first valuation date in the calendar year following the year in which the distribution was made. The Plan Administrator may direct the Trustee to purchase shares tendered to the Company under a put option. Notwithstanding the foregoing, the period during which the put option is exercisable shall not include any time when the shares are determined by the Plan Administrator to be readily tradable, or when a Participant or Beneficiary is unable to exercise the put option because the Company is prohibited from honoring it, as determined by the Company’s chief legal officer, by applicable federal or state laws, including for these purposes any insider trading policy adopted by the Company in furtherance of applicable federal or state laws. Payment for any shares of stock sold under a put option shall be made in a lump sum or in substantially equal annual installments over a period not exceeding five years, with interest payable at a reasonable rate (as determined by the Plan Administrator). For purposes of this Section, shares of Company Stock that are listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 or that are quoted on a system sponsored by a national securities association registered under section 15A(b) of the Securities Exchange Act of 1934 shall not be treated as ceasing to be readily tradable for these purposes merely because the Participant or Beneficiary who receives a distribution of such shares (i) is subject to a stock ownership policy of the Company, (ii) would be subject to liability under Section 16(b) of the Securities Exchange Act of 1934 if the Participant or Beneficiary transferred such shares, or (iii) is subject to volume limitation or manner of sale requirements pursuant to Rule 144 under the Securities Act of 1933 with respect to transfers of such shares. Except as may be permitted under applicable law or regulations, the rights of a Distributee of Company Stock under this Section 13.4 shall survive the termination of the Plan and any amendment of the Plan. The Plan is not obligated to acquire securities from a Participant or Beneficiary at an indefinite time that is determined upon the happening of an event, such as the death of the Participant or Beneficiary.

13.5 Loss or Decline in Value

Neither the Plan Administrator, the Company, the Board of Directors, the Executive Group, the Investment Committee, the Administrative Committee, any officer or employee of any Employer, the Trustee, nor their delegatees, guarantees the assets of the Trust in any manner against loss or decline in value.

13.6 No Right to Employment

Nothing contained in this Plan shall be construed as a contract of employment between any Participating Employer and any Employee, or as a right of any Employee to continue in the employment of any Participating Employer or as a limitation of the right of any Participating Employer to discharge any Employee with or without cause.

13.7 Controlling Law

The Plan and its administration shall be governed by the laws of the State of Maryland, except to the extent preempted by Federal law.

13.8 Gender and Number

The masculine pronoun, when used herein, refers to both men and women, and words used in the singular are intended to include the plural, whenever appropriate.

13.9 Titles and Headings

Titles of Articles and headings to Sections in the Plan are placed herein solely for convenience of reference and, in any case of conflict, the text of the Plan, rather than such titles and headings, shall control.

13.10 Approvals and Effective Date

This Plan as amended and restated shall become effective, provisionally, on September 1, 2006, and shall be submitted to the Internal Revenue Service for its review and approval. The Company may make further amendments to this Plan which it deems necessary or advisable to achieve Internal Revenue Service approval. Upon such approval, the effectiveness of this Plan as amended and restated shall become final. If such approval is not forthcoming in a form satisfactory to the Company, this Plan as amended and restated shall be treated as null and void ab initio; and the Plan as previously approved by the Internal Revenue Service shall be deemed to have continued in operation in all respects and without change from that day forward.

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IN WITNESS WHEREOF, this restatement and the appendices attached thereto, effective January 31, 2012, were duly executed on this 31st day of January, 2012.

/s/ Mary Lauria
Mary Lauria Chief Human Resources Officer

APPENDIX A

DEFINITIONS

As used in the Plan, the following terms shall have the meaning set forth below, unless a different meaning is clearly required by the context in which the term is used.

1 “Administrative Committee” means the Adminstrative Committee consisting of members appointed from time to time by the Chief Executive Officer of the Company, or his delegate.

2 “After-Tax Option” (formerly known as the “Thrift Option”) means the portion of the Plan under which an eligible Employee may contribute after-tax amounts to the Plan through payroll deduction.

3 “Appropriate Request” is a request by a Participant, in the written, electronic, telephonic, or other form and manner provided by the Plan Administrator that is appropriate for the intended purpose. To constitute an Appropriate Request, such request must be completed correctly and, if required to be in writing, duly executed and delivered to the Plan Administrator or his designated representative.

4 “Basic Contribution” means a Participant’s contribution to the Plan through the After-Tax and/or Before-Tax Options in an amount up to six percent (6%) of the Participant’s Eligible Compensation.

5 “Board of Directors” means the Board of Directors of the Company.

6 “Before-Tax Option” (formerly known as the “Deferred Compensation Option”) means the portion of the Plan under which an eligible Employee may contribute pre-tax amounts to the Plan through payroll deduction.

7 “CEG Common Stock Fund” means the Investment Fund under the Plan composed of shares of Common Stock and any amounts allocated to the CEG Common Stock Fund but not yet invested in Common Stock. The CEG Common Stock Fund also includes the earnings on amounts not yet invested in Common Stock. The shares of Common Stock held by the CEG Common Stock Fund are purchased by the Trustee either in the open market or otherwise acquired.

8 “Closing Price” means the price as of the close of the New York Stock Exchange as determined by the Trustee based upon valuations provided by Investment Managers (as that term is defined in the Trust Agreement), trustee of group trusts, sponsors of Mutual Funds, records of securities exchanges or valuation services, market data providers or qualified appraisers.

9 “Code” means the Internal Revenue Code of 1986, as amended or replaced from time to time.

10 “Common Stock” means the Common Stock of the Company.

11 “Company” means Constellation Energy Group, Inc. and its successors and assigns.

12 “Company Matching Contribution Account” means an account established for each Participant into which Company Matching Contributions are made. A Company Matching Contribution Account is established for each Participant in the Default Investment Fund, the CEG Common Stock Fund and the Other Investment Funds pursuant to the Participant’s investment designations. Prior to January 1, 2012, it meant an account established for each Participant in the CEG Common Stock Fund, into which shares of Common Stock purchased or acquired by the Trustee with Company Matching Contributions, loan repayments, or dividends on shares of Common Stock already in such account are invested, or an account established for each Participant in the Default Investment Fund and the Other Investment Funds pursuant to the interfund transfer provisions as set forth in the Plan.

13 “Company Matching Contributions” means contributions made by the Company to the Plan in an amount equal to one-half (1/2) of each Participant’s Basic Contribution ($.50 for each $1.00).

14 “Compensation” as used throughout this Plan is intended to have the same meaning as under Code Section 414(s), and is limited to amounts earned while an Employee.

In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, annual Compensation of each Employee taken into account for any Plan Year beginning after December 31, 2001 under the Plan shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for such Plan Year.

Compensation shall also include any elective deferrals, within the meaning of Code Section 402(g)(3), of the Employer with respect to the Employee, and any amount which is contributed or deferred by the Employer at the election of the Employee and which is not includable in the gross income of the Employee by reasons of Code Sections 125 or 132(f)(4). A differential wage payment (as defined in Code Section 3401(h)(2)) shall not be included in the definition of Compensation.

15 “Corporate Performance Award Program” means the program established by the Company through which the Company made an annual contribution to the Employee Stock Account of each eligible Employee based on the attainment of certain annual performance goals established by the management of the Company. Corporate Performance Award Program contributions and earnings thereon are taxed to the Employee when distributed or withdrawn from the Plan. The Company ceased making Corporate Performance Award Program contributions to the Plan after 1992.

16 “Default Investment Fund” means the T. Rowe Price Retirement Fund dated nearest to the year of the Participant’s 65th birthday, or such other fund as may be designated by the Investment Committee.

17 “Designating Authority” means the Board of Directors or the Executive Group; provided, however, that (i) the Executive Group shall be a Designating Authority only if the designation of a Participating Employer does not increase annual Plan liabilities by more than $1 million, and (ii) the Company’s Chief Executive Officer shall report all designations of Participating Employers by the Executive Group to the Board of Directors no less frequently than annually.

18 “Direct Rollover” means a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

19 “Distributee” means an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving Spouse (or a non-spouse beneficiary as described in Section 402(c)(11) of the Code) and the Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the Spouse or former Spouse.

20 “Effective Date” means October 1, 2004.

21 “Eligible Compensation” means the base rate of pay paid by the Employer to an Employee for the Plan Year, before any reductions, but excluding overtime, and certain bonuses, incentives, or other forms of extra compensation. The bonuses and incentives to be included in Eligible Compensation are those forms of compensation enumerated in Appendix C attached hereto.

In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, annual Compensation of each Employee taken into account for any Plan Year beginning after December 31, 2001 under the Plan shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B). The cost of living adjustment in effect for a calendar year applies to annual compensation for such Plan Year.

22 “Eligible Retirement Plan” means an individual retirement account described in Section 408(a) of the Code, a Roth individual retirement account described in 408A(b) of the Code (subject to current Roth individual retirement account conversion rules), an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, an annuity contract described in Section 403(b) of the Code, an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee’s Eligible Rollover Distribution. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving Spouse, or to a Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code.

23 “Eligible Rollover Distribution” means any distribution from an Eligible Retirement Plan of all or any portion of the balance to the credit of a Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; any amount that is distributed on account of hardship; and the portion of any distribution that is not includible in gross income unless specifically allowed under Section 3.3 (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

24 “Employee” means any person who is employed by the Employer maintaining the Plan or any other Employer required to be aggregated with such Employer under Code Sections 414(b), (c), (m), or (o), but excludes any person who is paid and classified by the Employer as an independent contractor (regardless of whether such person is classified prospectively or retroactively by any court, governmental agency, or other authority as an employee under any federal, state, or local law, regulation, or rule for any income tax, wage withholding, wage and hour, or other purposes). Employee shall include a leased employee within the meaning of Code Sections 414(n)(2). Notwithstanding the foregoing, if leased employees are covered by a plan described in Code Section 414(n)(5) and such leased employees do not constitute more than 20% of the Employer’s Nonhighly Compensated Employee work force, the term “leased employee” shall not include such leased employees.

An Employee may be a Full-Time Employee or an On-Call Employee. A Full-Time Employee is any Employee employed on an ongoing and regular basis who has a basic workweek generally consisting of 40 hours, although Employees who work part-time on a regular and ongoing basis with a basic workweek of less than 40 hours are also considered to be Full-Time Employees. On-Call Employees constitute a reasonable classification of Employees who do not have a basic workweek, but rather work on an irregular, “on call” basis and do not participate in any “time off” or related benefit plans and are compensated only for those hours actually worked.

25 “Employee Stock Account” means an account established for each Participant in the CEG Common Stock Fund, into which shares of Common Stock purchased or acquired by the Trustee with Corporate Performance Award Program contributions, loan repayments, or with dividends on shares of Common Stock already in such account are invested. The Employee Stock Account in the CEG Common Stock Fund is also comprised of amounts for an Employee or former Employee who elected to direct the transfer of the entire balance of his account in the Baltimore Gas and Electric Company Employee Stock Ownership Plan (ESOP) to this Plan upon termination of the ESOP. An Employee Stock Account is also established for each Participant in the Default Investment Fund and the Other Investment Funds pursuant to the interfund transfer provisions as set forth in the Plan.

26 “Employer” means the Company and any successor which shall maintain this Plan, and any subsidiaries or other affiliates required to be aggregated with the Company under Code Sections 414(b), (c), (m), or (o).

27 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the pertinent rules and regulations promulgated thereunder.

28 “Executive Group” means the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, and Chief Human Resources Officer (or the positions succeeding to those functions), acting collectively.

29 “Full-Time Employee” – See definition of “Employee.”

30 “Highly Compensated Employee”, for purposes of the operation of the Plan, generally means an Employee who either received compensation greater than the amount prescribed in Code Section 414(q)(1) in the year preceding the current Plan Year (e.g., $90,000 for 2003 to determine who is a Highly Compensated Employee in 2004). As used in this definition, compensation means compensation under Code Section 414(q)(4) and the accompanying regulations.

As used below in describing a Highly Compensated Employee, the “determination year” is the Plan Year for which testing is performed, and the “look-back year” is the immediately preceding 12-month period. Highly Compensated Employees may include both active and former Highly Compensated Employees.

As provided under Code Section 414(q), an active Highly Compensated Employee includes any Employee who performed services for the Employer during the determination year and who is described in either paragraphs (a) or (b) below.

(a)	Employees who at any time during the determination year or look-back year were 5-percent owners of the Employer, within the meaning of Code Section 414(q)(2).

(b)	Employees who received compensation during the look-back year from the Employer in excess of $80,000 (as adjusted under Code Section 414(q)(1)).

A former Highly Compensated Employee includes any former Employee who separated from service (or was deemed to have separated) prior to the determination year, performs no service for the Employer during the determination year, and was an active Highly Compensated Employee for either the separation year or any determination year ending on or after the day the Employee reaches age fifty-five (55).

Unless otherwise specified, the term Highly Compensated Employee as used throughout the Plan shall refer to an active Highly Compensated Employee.

The determination of who is a Highly Compensated Employee will be made in accordance with Code Section 414(q) and the regulations thereunder.

31 “Hour(s) of Service” means: (1) each hour for which an Employee is directly or indirectly compensated or is entitled to receive Compensation from the Employer for the performance of duties during the applicable computation period; (2) each hour for which an Employee is directly or indirectly compensated or entitled to receive Compensation from the Employer (irrespective of whether the employment relationship has terminated) for reasons other than performance of duties (such as vacation, holidays, sickness, jury duty, disability, lay-off, military duty, or leave of absence) during the applicable computation period; (3) each hour otherwise recognized under one or more of the medical or time-off fringe benefit plans maintained by the Employer; and (4) each hour for which back pay is awarded or agreed to by the Employer without regard to mitigation of damages. The same Hour of Service shall not be credited under (1), (2), or (3), as the case may be, and under (4).

Notwithstanding (2) above, no more than 501 Hours of Service are required to be credited to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period). An hour for which an Employee is directly or indirectly paid, or is entitled to payment on account of a period during which no duties are performed is not required to be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker’s compensation, or unemployment compensation or disability insurance laws. An Hour of Service is not required to be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

For purposes of (2) above, a payment shall be deemed to be made by or due from the Employer regardless of whether such payment is made by or due from the Employer directly, or indirectly through, among others, a trust fund, or insurer, to which the Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular Employees or are on behalf of a group of Employees.

An Hour of Service must be counted for the purpose of determining employment commencement date (or reemployment commencement date). The provisions of Department of Labor Regulations 2530.200b-2(b) and (c) are incorporated herein by reference.

32 Reserved.

33 “Investment Committee” means the Investment Committee consisting of members of senior management of the Company appointed from time to time by the Chief Executive Officer of the Company. The Investment Committee shall have the authority to delegate its duties and responsibilities hereunder in writing.

34 “Investment Fund(s)” means, dependent upon the context in which used, one or more of the following funds:

(1)	CEG Common Stock Fund,

(2)	Default Investment Fund, or

(3)	any Other Investment Fund.

35 “Military Leave of Absence” means a leave of absence from an Employer for a period of “qualified military service” as defined under Code Section 414(u)(5).

36 “Mutual Fund” means any mutual fund selected by the Investment Committee as an Investment Fund (other than the CEG Common Stock Fund and the Default Investment Fund).

37 “Nonhighly Compensated Employee” means any Employee who is not a Highly Compensated Employee.

38 “On-Call Employee” – See definition of “Employee.”

39 “Other Investment Fund” means any Mutual Fund, common, collective, or master trust fund, or other pooled investment fund selected by the Investment Committee as an Investment Fund (other than the CEG Common Stock Fund and Default Investment Fund).

40 “Participant” means, except as provided in Articles VII, VIII, and IX, any eligible Employee who has completed the length-of-service requirements and become a member of the Plan under the provisions of Article II.

41 “Participant Contribution Account” means an account(s) established to receive contributions made by a Participant, or made by the Company on the Participant’s behalf, under the After-Tax and/or Before-Tax Options, and to which loan repayments and earnings on amounts held in the respective accounts are allocated. A Participant Contribution Account is established in one or more of the Investment Funds at the election of the Participant. Where the Participant Contribution Account is established in the CEG Common Stock Fund, shares of Common Stock are allocated to the account. The Common Stock allocated to the account is purchased by the Trustee with cash contributions and with dividends received on shares of Common Stock already in such account. Where a Participant Contribution Account is established in one of the other Investment Funds, cash contributions and earnings on amounts already in the Participant Contribution Account, are allocated to the Account. A Participant Contribution Account is also comprised of allocations of any cash contributed during a Payroll Period by the Participant, or by the Company on the Participant’s behalf, but not yet transferred to the Trustee.

42 “Participant Contributions” means a Participant’s Basic Contributions and Supplemental Contributions, as applicable.

43 “Participating Employer” means any Employer that has been designated as a Participating Employer by the Designating Authority, as set forth in Appendix E.

44 “Party in Interest” is an active Employee and any other person described as a party in interest under ERISA Section 3(14).

45 “Payroll Period” means the basic work period of an Employee, which (i) for Employees paid on a weekly basis consists of seven (7) twenty-four (24) hour days, Monday through Sunday, (ii) for Employees paid on a bi-weekly basis consists of fourteen (14) twenty-four (24) hour days, Monday through the second following Sunday, and (iii) for Employees paid on a monthly basis consists of the days of each calendar month.

46 “Plan” means the Constellation Energy Group, Inc. Employee Savings Plan.

47 “Plan Administrator” means the Director – Corporate Benefits of the Company (or the position succeeding to that function) appointed by the Board of Directors.

48 “Plan Year” means the Plan’s accounting year of twelve (12) months beginning on January 1 of each year and ending the following December 31.

49 “Qualified Nonelective Contributions” means the contributions, if any, made by the Company to the Plan in the Company’s sole discretion, provided that such contributions are:

(i) allocated uniformly on the basis of Compensation to the Participant Contribution Account of each Participant who is a Nonhighly Compensated Employee and is eligible to participate in the Before-Tax Option under the Plan; and

(ii) for all purposes under the Plan, except as provided in Section 7.6 with respect to hardship withdrawals, treated as amounts contributed under the Before-Tax Option.

50 “Rollover Account” means an account(s) established when a Participant transfers, in cash, all or a portion of an Eligible Rollover Distribution to the Plan in accordance with the rollover provisions of the Plan as set forth in Article III. A Rollover Account is established in one or more of the Investment Funds at the election of the Participant. Where the Rollover Account is established in the CEG Common Stock Fund, shares of Common Stock are allocated to the Account. Such shares are purchased by the Trustee with the transferred cash and with dividends received on shares of Common Stock already in such Account. Where a Rollover Account is established in one of the other Investment Funds, transferred cash and earnings on amounts already in the Rollover Account, are allocated to the Account.

51 “Spouse” means a person of the opposite sex recognized as a Participant’s spouse under Federal law on the determination date.

52 “Supplemental Contribution” means a Participant’s contribution to the Plan through the After-Tax and/or Before-Tax Options in excess of the Participant’s Basic Contributions.

53 “Total Account Balance” means, for purposes of determining the maximum loan available under the Plan, the total dollar value of the Participant’s Plan accounts (except dividends, if any, accumulated under the provisions of Section 8.5) as of the date the Plan receives the Participant’s executed loan agreement.

54 “Transaction Price” means the actual price, net of commissions, the Trustee receives or pays for Common Stock when the Trustee sells or buys Common Stock on the open market in order to satisfy Plan provisions relating to contributions, interfund transfers, withdrawals, distributions and loans.

55 “Treasury” means the federal Treasury Department.

56 “Trust” means the trust established under the provisions of Article XI of the Plan.

57 “Trust Agreement” means the agreement between the Company and the Trustee, under which the assets of the Plan are held and managed pursuant to Article XI of the Plan.

58 “Trustee” means T. Rowe Price Trust Company or any successor Trustee appointed by the Board of Directors.

APPENDIX B

CODE LIMITATIONS ON CONTRIBUTIONS TO THE PLAN

B-1 Dollar Limitation on Participants’ Before-Tax Option Contributions – During any Plan Year, a Participant’s contributions under the Before-Tax Option of the Plan, when combined with his elective deferrals within the meaning of Code Section 402(g)(3) under all other plans of the Employer and any other employer during the Plan Year, may not exceed the limitation of Code Section 402(g) (e.g., $13,000 in 2004). This dollar limitation will be adjusted annually at the same time and in the same manner as provided under Code Section 402(g)(5). To prevent the limitation from being exceeded in any Plan Year, the Plan Administrator may prospectively limit the rate of contribution which a Participant may elect to contribute under the Before-Tax Option. Participants whose Before-Tax Option contributions are limited by this Section B-1 are automatically treated as electing to increase their contributions under the After-Tax Option by an amount equal to the Participant’s Before-Tax Option contribution percentage in excess of the limitation.

If due to an administrative error a Participant’s contributions under the Before-Tax Option exceed the limitation of Code Section 402(g) as of the close of any Plan Year, the Participant will receive a distribution from the Plan of the amount constituting such excess Before-Tax Option contributions and any income or loss allocable thereto by no later than April 15th following the close of the Plan Year to which such excess deferrals relate.

If during the Plan Year in which such excess Before-Tax Option contributions occurred, or prior to March 1st following the close of such Plan Year, a Participant submits a written certification to the Plan Administrator stating that all or a portion of the Participant’s contributions to the Plan under the Before-Tax Option constitute excess deferrals within the meaning of Code Section 402(g), the Participant will receive a distribution of such excess deferrals, which will be designated as such by the Company, and any income or loss allocable to such excess deferrals by no later than April 15th following the close of the Plan Year to which the excess deferrals relate.

To the extent any Company Matching Contributions were allocable to the Participant’s account as a result of excess deferrals, such Company Matching Contributions and any income or loss allocable thereto will be forfeited and thereafter applied to reduce future Company contributions to the Plan.

Distributions of excess deferrals required under this Section B-1 shall be made first from Participant’s Supplemental Contributions made under the Before-Tax Option and income or loss allocable thereto and, thereafter, from Participant’s Basic Contributions made under the Before-Tax Option, and income or loss allocable thereto.

Income or loss allocable to excess deferrals for the Plan Year will be computed using either a reasonable method that meets the requirements of Treasury Regulation Section 1.402(g)-1(e)(5)(ii) or the fractional method under Treasury Regulation Section 1.402(g)-1(e)(5)(iii). For the purposes of clarity, the income or loss allocable to excess deferrals will not be calculated for the period after the close of the Plan Year in which the excess deferral occurred and prior to the distribution (i.e. the ‘gap period’).

For purposes of computing the Section B-2 limitations under Code Section 415(c), excess deferrals under Code Section 402(g) will be treated as contributions under the Before-Tax Option, unless a distribution of such excess deferrals and any income or loss allocable thereto is made no later than April 15th following the close of the Plan Year to which such excess deferrals relate. Excess deferrals under Code Section 402(g) will be treated as contributions under the Before-Tax Option for purposes of computing the Code Section 401(k) limitations as provided in Section B-4.1, but only for contributions on behalf of Highly Compensated Employees, even if such excess deferrals and any income or loss allocable thereto is distributed by April 15th following the close of the Plan Year to which such excess deferrals relate. Excess deferrals by Nonhighly Compensated Employees will not be taken into account.

It is the intent of the Plan that the limitations set forth above will conform to the limitations prescribed by Code Section 402(g). As of the date of any adjustment in the limitations prescribed by Code Section 402(g), the provisions of this Section B-1 will be deemed to have been amended to reflect such adjustment.

B-2 Limitation on Total Annual Additions

B-2.1 Maximum Annual Additions – The total annual additions to a Participant’s account under this Plan and any and all other defined contribution plans of the Employer shall not in any limitation year exceed the lesser of the limitation in effect under Code Section 415(c)(1)(A) ($49,000 for 2009) as adjusted for cost of living increases pursuant to Code Section 415(d) or 100% of the Compensation as defined in Section 4.2(b) of the Plan actually paid or made available to the Participant during such limitation year. “Annual addition”, for purposes of this Appendix B-2, means the sum of the following amounts allocated to the Participant’s Plan accounts for the limitation year:

(a) Employer contributions,

(b) Employee contributions, and

(c) Forfeitures.

Amounts contributed by the Participant under the rollover provisions of the Plan are not considered to be annual additions to a Participant’s account for purposes of determining the limitations under this Section. Catch-up contributions under Section 3.1(a) of the Plan and repayment of loans to Participants under Article IX of the Plan are not annual additions to a Participant’s account for purposes of determining the limitations under this Section.

B-2.2 Elimination of Excess Annual Additions – To the extent necessary to prevent the limitation of this Section B-2 from being exceeded in any limitation year, the Plan Administrator may prospectively reduce contributions under the Plan during such limitation year. A Participant’s prospective Supplemental Contributions under the After-Tax Option will be reduced first, followed in order by Supplemental Contributions under the Before-Tax Option, Basic Contributions under the After-Tax Option, and Basic Contributions under the Before-Tax Option until such reductions eliminate any excess annual additions.

B-2.3 Limitation Year – For purposes of applying the limitations of Code Section 415 to the Plan, the “limitation year” shall be the calendar year.

If the Employer maintains multiple defined contribution plans that are aggregated with the Plan for purposes of Code Section 415 pursuant to Appendix B-2.4 and that have different limitation years, the rules of Code Section 415(c) will be applied to the limitation year of the Plan, and are to be applied with respect to each limitation year of each other such plan. For each limitation year of the Plan, the requirements of Code Section 415 are applied to annual additions that are made for that time period with respect to the Participant under all such aggregated plans.

B-2.4 Aggregated Plans – The sum of the annual additions credited to a Participant’s account in any limitation year for all of the qualified defined contribution plans of the Employer or a predecessor employer (as such term in used in Code Section 415(f) and the regulations thereunder), regardless of whether a plan is terminated, may not exceed the limitations of Code Section 415(c).

B-2.5 Incorporation by Reference – Notwithstanding anything contained in this Appendix B or Article IV of the Plan to the contrary, the limitations, adjustments, and other requirements prescribed in this Appendix B-2 shall at all times comply with the provisions of Code Section 415 and the regulations thereunder, the terms of which are specifically incorporated herein by reference. As of the date of any adjustment in the limitations prescribed by Code Section 415(c), the provisions of this Appendix B-2 will be deemed to have been amended to reflect such adjustment.

B-3 Reserved.

B-4 Limitation on Participant Contributions Under the Before-Tax Option (ADP Test)

B-4.1 Maximum Annual Contributions – For each Plan Year, annual Participant contributions under the Before-Tax Option shall satisfy one of the following actual deferral percentage (ADP) tests:

(1)	The actual deferral percentage for the group of Highly Compensated Employees who are eligible to participate under the Before-Tax Option for the Plan Year shall not be more than 125 percent of the actual deferral percentage for the group of Nonhighly Compensated Employees who are eligible to participate under the Before-Tax Option for the Plan Year, or

(2)

The excess of the actual deferral percentage for the group of Highly Compensated Employees who are eligible to participate under the Before-Tax Option for the Plan Year over the actual deferral percentage for the group of Nonhighly Compensated Employees who are eligible to participate under the Before-Tax Option for the Plan Year shall not be more than two (2) percentage points. Additionally, the actual deferral percentage for the group of Highly Compensated Employees who are eligible to participate under the Before-Tax Option for the Plan Year shall not exceed the actual deferral percentage for the group of Nonhighly Compensated Employees who are eligible to participate under the Before-Tax Option for the Plan Year, multiplied by two (2).      In determining whether the Plan satisfies the limitation under this Section B-4, all Before-Tax Option contributions and other elective deferrals, that are made to the Plan and any other plans of the Employer that are aggregated with the Plan for purposes of Code Section 401(a)(4) and 410(b) (other than Code Section 410(b)(2)(A)(ii)), are to be treated as made under a single plan. If the Plan and any other plans of the Employer are permissively aggregated for purposes of satisfying this limitation under Section B-4, the aggregated plans must also satisfy Code Sections 401(a)(4) and 410(b) as though they were a single plan.

For the purposes of this Section “actual deferral percentage” means, with respect to the group of Highly Compensated Employees who are eligible to participate under the Before-Tax Option and the group of Nonhighly Compensated Employees who are eligible to participate under the Before-Tax Option for the Plan Year, the average of the actual deferral ratios, calculated separately for each Employee who is eligible to participate under the Before-Tax Option for the Plan Year in each group.

The “actual deferral ratio” for each such Employee is equal to the annual Participant contributions under the Before-Tax Option and any “Qualified Nonelective Contribution” made on behalf of such Participant divided by the Participant’s Compensation. For purposes of this Section, Compensation generally means an Employee’s total Compensation for the Plan Year; however, Compensation does not include amounts related to any portion of the Plan Year in which an Employee was not eligible to participate in the Before-Tax Option of the Plan. The actual deferral ratio of a Highly Compensated Employee is determined by treating all plans of the Employer that are subject to Code Section 401(k) under which the Highly Compensated Employee is eligible to participate (other than those that may not be permissively aggregated) as a single plan.

The actual deferral ratio for each Employee who is eligible to participate under the Before-Tax Option and the actual deferral percentage for the Highly Compensated Employee group and the Nonhighly Compensated Employee group shall be calculated to the nearest one-hundredth of one percent.

B-4.2 Elimination of Excess Contributions – To prevent the limitation under this Section B-4 from being exceeded in any Plan Year, the Plan Administrator may prospectively limit the rate of contribution which a Highly Compensated Employee may elect to contribute under the Before-Tax Option.

The Plan Administrator will establish a maximum rate of contribution for Highly Compensated Employees to avoid exceeding the limits of this Section B-4.

The maximum rate of contribution for Highly Compensated Employees will be determined by first reducing by 1/10 of a percent the rate of contribution under the Before-Tax Option of the Highly Compensated Employees having the highest actual deferral ratio. The rate of contribution will be reduced until the ADP test is satisfied, or until the actual deferral ratio is reduced to the point where it equals the ratio of the Highly Compensated Employee with the next highest actual deferral ratio. This “leveling” process will be repeated until the ADP test is satisfied.

Highly Compensated Employee Participants whose Before-Tax Option contributions are prospectively limited by this Section B-4 are automatically treated as electing to increase their contributions under the After-Tax Option by an amount equal to the Participant’s Before-Tax Option contribution percentage in excess of the limitation.

If, after the end of the Plan Year, it is determined that the limitation of this Section B-4 has been exceeded, the Plan Administrator may authorize the Trustee to distribute the excess contributions and the income or loss allocable thereto to the Highly Compensated Employees with the highest dollar deferral amounts. Excess contributions are determined by first determining how much the actual deferral ratio of the Highly Compensated Employee with the highest actual deferral ratio would have to be reduced to satisfy the ADP test or cause such ratio to equal the actual deferral ratio of the Highly Compensated Employee with the next highest ratio. Second, this process is repeated until the ADP test would be satisfied. The amount of excess contributions is equal to the sum of these hypothetical reductions multiplied by the Highly Compensated Employee’s Compensation. Excess contributions shall be distributed or recharacterized as contributions under the After-Tax Option (each as set forth below), starting with the Highly Compensated Employee with the greatest dollar amount of contributions under the Before-Tax Option during the Plan Year until the amount of excess contributions has been accounted for. At the discretion of the Plan Administrator, the excess contributions may be distributed on or before March 15th following the end of the Plan Year for which the limitation of this Section B-4 is exceeded. With respect to the distribution of excess contributions, such distribution may be postponed, but not later than the close of the Plan Year following the Plan Year to which the contributions are allocable. To the extent any Company Matching Contributions were allocable to the Participant’s account as a result of excess contributions, such Company Matching Contributions and income or loss allocable thereto will be forfeited and thereafter applied to reduce Company contributions to the Plan.

Distributions required under this Section B-4.2 shall be made first from Participants’ Supplemental Contributions made under the Before-Tax Option and income or loss allocable thereto and, thereafter, from Participants’ Basic Contributions made under the Before-Tax Option, and income or loss allocable thereto.

Income or loss allocable to excess contributions for the Plan Year will be computed using either a reasonable method that meets the requirements of Treasury Regulation Section 1.401(k)-2(b)(2)(iv)(B) or the fractional method under Treasury Regulation Section 1.401(k)-2(b)(2)(iv)(C). Income allocable to excess contributions shall be determined on a date that is no more than 7 days before such contributions are distributed.

In the event a distribution of excess contributions occurs, the Company will designate that the distribution is comprised of excess contributions and income or loss allocable thereto.

As an alternative to the distribution of amounts exceeding the limitation of this Section B-4.2 after the end of the Plan Year, the Plan Administrator may cause the excess contributions to be recharacterized first as “catch-up contributions” in accordance with, and subject to the limitations of, Section 414(v) of the Code to the extent that the Participant would otherwise be eligible to make such catch-up contributions under Section 3.1(a) of the Plan, and then as contributions under the After-Tax Option. The option to recharacterize excess contributions is provided at the sole discretion of the Plan Administrator.

The limitation set forth in this Section B-4 will be determined and the computation of any distribution or recharacterization of contributions required under this Section B-4.2 will be made after adjustments are made to contributions under the Before-Tax Option as necessary to avoid exceeding the Code Section 402(g) dollar limitations on contributions as provided in Section B-1.

It is the intent of the Plan that the limitations set forth in Section B-4.1 and the corrective measures set forth in Section B-4.2 will conform to the respective provisions of Code Section 401(k) and the accompanying regulations. As of the date of any adjustment in the limitations prescribed by Code Section 401(k), the provisions of this Section B-4 will be deemed to have been amended to reflect such adjustment.

B-5 Limitation on Participant Contributions Under the After-Tax Option and Company Matching Contributions (ACP Test)

B-5.1 Maximum Annual Contributions – For each Plan Year, the actual contribution percentage (ACP) for the group of Highly Compensated Employees who are eligible to participate through Payroll Deduction for the Plan Year shall not exceed the greater of:

(1)	125 percent of the actual contribution percentage for the group of Nonhighly Compensated Employees who are eligible to participate through Payroll Deduction for the Plan Year; or

(2)	the lesser of (a) 200 percent of the actual contribution percentage for the group of Nonhighly Compensated Employees who are eligible to participate through Payroll Deduction for the Plan Year, or (b) the actual contribution percentage for the group of Nonhighly Compensated Employees who are eligible to participate through Payroll Deduction for the Plan Year plus two (2) percentage points.

In determining whether the Plan satisfies the limitation under this Section B-5, all employee and matching contributions that are made to the Plan and any other plans of the Employer that are aggregated with the Plan for purposes of Code Sections 401(a)(4) and 410(b) (other than Code Section 410(b)(2)(A)(ii)), are to be treated as made under a single plan. If the Plan and any other plans of the Employer are permissively aggregated for purposes of satisfying this limitation under Section B-5, the aggregated plans must also satisfy Code Sections 401(a)(4) and 410(b) as though they were a single plan.

For purposes of this Section, “actual contribution percentage” for a Plan Year means, with respect to the group of Highly Compensated Employees who are eligible to participate through the After-Tax and/or Before-Tax Options and the group of Nonhighly Compensated Employees who are eligible to participate through the After-Tax and/or Before-Tax Options for the Plan Year, the average of the actual contribution ratios, calculated separately for each Employee who is eligible to participate through the After-Tax and/or Before-Tax Options for the Plan Year in each group.

The “actual contribution ratio” for each such Employee is equal to the sum of their annual Participant contributions under the After-Tax Option and the Company Matching Contributions allocated to their accounts, divided by the Participant’s Compensation. For purposes of this Section, Compensation generally means an Employee’s total Compensation for the Plan Year; however, Compensation does not include amounts related to any portion of the Plan Year in which an Employee was not eligible to participate under the After-Tax Option of the Plan or to have Company Matching Contributions allocated to his account. The actual contribution ratio of a Highly Compensated Employee is determined by treating all plans of the Employer that are subject to Code Section 401(m) under which the Highly Compensated Employee is eligible to participate (other than those that may not be permissively aggregated) as a single plan.

The actual contribution ratio for each Employee who is eligible to participate through the After-Tax and/or Before-Tax Options and the actual contribution percentage for the Highly Compensated Employee group and the Nonhighly Compensated Employee group shall be calculated to the nearest one-hundredth of one percent.

To the extent provided by Treasury regulations, the Plan Administrator may elect to apply the limitation under this Section by including Employee elective deferrals under the Before-Tax Option.

B-5.2 Elimination of Excess Contributions – To prevent the limitation under this Section B-5 from being exceeded in any Plan Year, the Plan Administrator may prospectively limit the rate of contribution which a Highly Compensated Employee may elect to contribute under the After-Tax Option and, if necessary, may reduce amounts which would otherwise be contributed for a Highly Compensated Employee as a Company Matching Contribution.

The Plan Administrator will establish a maximum rate of contribution for Highly Compensated Employees to avoid exceeding the limits of this Section B-5.

The maximum rate of contribution for Highly Compensated Employees will be determined by first reducing by 1/10 of a percent the rate of contribution under the After-Tax Option, and any related Company Matching Contribution, of the Highly Compensated Employees having the highest actual contribution ratio. The rate of contribution will be reduced until the ACP test is satisfied, or until the actual contribution ratio is reduced to the point where it equals the ratio of the Highly Compensated Employee with the next highest actual contribution ratio. This “leveling” process will be repeated until the ACP test is satisfied.

Any After-Tax Option contributions resulting from the recharacterization of Before-Tax Option contributions under the provisions of Section B-4.2 are included in the computation of the actual contribution percentage and are subject to limitation under this Section B-5. If the After-Tax Option contributions of the Highly Compensated Employee with the highest average contribution ratio have been reduced to zero, and further reduction is necessary to avoid exceeding the limitation, then Company Matching Contributions relating to Before-Tax Option contributions will be reduced also.

Highly Compensated Employees whose After-Tax Option contributions are limited by this Section B-5, may elect to either prospectively increase their contributions under the Before-Tax Option or increase their cash compensation by an amount equal to the percentage of Eligible Compensation in excess of the limitation. If the Participant fails to make an election regarding such excess, the excess will be paid to the Participant as cash compensation. Any recharacterization elected by the Participant will be permitted only if it does not cause any other limitations described in Appendix B to be exceeded.

If, after the end of the Plan Year, it is determined that the limitation of this Section B-5 has been exceeded, the Plan Administrator may authorize the Trustee to distribute the excess aggregate contributions and income or loss allocable thereto to the Highly Compensated Employees with the highest dollar contribution amounts. Excess contributions are determined by first determining how much the actual contribution ratio of the Highly Compensated Employee with the highest actual contribution ratio would have to be reduced to satisfy the ACP test or cause such ratio to equal the actual contribution ratio of the Highly Compensated Employee with the next highest ratio. Second, this process is repeated until the ACP test would be satisfied. The amount of excess contributions is equal to the sum of these hypothetical reductions multiplied by the Highly Compensated Employee’s Compensation. Excess contributions shall be distributed as set forth below, starting with the Highly Compensated Employee with the greatest dollar amount of contributions under the After-Tax Option during the Plan Year until the amount of excess contributions has been accounted for. At the discretion of the Plan Administrator, the excess aggregate contributions may be distributed on or before March 15th following the end of the Plan Year for which the limitation of this Section B-5 was exceeded. With respect to the distribution of excess aggregate contributions, such distribution may be postponed, but not later than the close of the Plan Year following the Plan Year to which the contributions are allocable.

Distributions required under this Section B-5.2 shall be made first from Participants’ Supplemental Contributions made under the After-Tax Option and income or loss allocable thereto, and, thereafter, from Basic Contributions made under the After-Tax Option and income or loss allocable thereto, and Company Matching Contributions and income or loss allocable thereto.

Income or loss allocable to excess aggregate contributions for the Plan Year will be computed using either a reasonable method that meets the requirements of Treasury Regulation Section 1.401(m)-2(b)(2)(iv)(B) or the fractional method under Treasury Regulation Section 1.401(m)-2(b)(2)(iv)(C). Income allocable to excess aggregate contributions shall be determined on a date that is no more than 7 days before such contributions are distributed.

In the event a distribution of excess aggregate contributions occurs, the Company will designate that the distribution is comprised of excess aggregate contributions and income or loss allocable thereto.

The limitation of this Section B-5 will be determined and the computation of any distribution of contributions required under this Section B-5.2 will be made after adjustments are made to contributions under the Before-Tax Option as necessary to avoid exceeding Code Section 402(g) dollar limitations on contributions as provided in Section B-1 or the Code Section 401(k) limitations on contributions as provided in Section B-4.

It is the intent of the Plan that the limitations set forth in Section B-5.1 and the corrective measures set forth in Section B-5.2 will conform to the respective provisions of Code Section 40l(m) and the accompanying regulations. As of the date of any adjustment in the limitations prescribed by Code Section 40l(m), the provisions of this Section B-5 will be deemed to have been amended to reflect such adjustment.

B-6 Gap Period Income on Excess Contributions and Excess Aggregate Contributions – The Plan Administrator will not calculate and distribute allocable income for the gap period (i.e., the period after the close of the Plan Year in which the excess contribution or excess aggregate contribution occurred and prior to the distribution). For purposes of this Appendix B-6, the term excess contribution is defined as in Code Section 401(k)(8)(B) and excess aggregate contribution is defined as in Code Section 401(m)(6)(B).

APPENDIX C

EMPLOYEE SAVINGS PLAN

BONUSES AND INCENTIVES

INCLUDABLE IN BASIC COMPENSATION

FOR PARTICIPATING EMPLOYERS

The base rate of pay in the calculation of Eligible Compensation paid by the Participating Employer to an Employee includes the following:

•	NRC License Bonus

•	Electrician License Bonus

•	Plumber License Bonus

•	Service Operators Bonus

•	Outage Schedulers Bonus

•	Fire and Safety Responder (FASER) Bonus

The following bonuses and/or incentive awards paid by the respective Participating Employers are includable in the calculation of Eligible Compensation for purposes of determining a Participant’s After-Tax and Before-Tax Option contributions and Company Matching Contributions:

1.	Annual Bonuses*

2.	Annual Incentive Award (excluding Nine Mile Point Nuclear Station, LLC)*

3.	Annual Performance Award*

4.	Commission Payments

5.	Contract Incentive Rate Award

6.	Emergency Work Payment

7.	Lump Sum Pay Adjustments

8.	Piece Work Payment

9.	Promotion Recognition Award

10.	Reliability Award*

11.	Results Incentive Award*

12.	Sales Bonus

13.	Sales Incentive Award

14.	Scale Rate Payment

*	Prior to January 1, 2004, each Participant employed by the applicable Participating Employer may elect to exclude the indicated bonus/award from Eligible Compensation, pursuant to an election which may be made available to all Employees of such Participating Employer at the Plan Administrator’s discretion.

APPENDIX D

TOP HEAVY PROVISIONS

D-1 Purpose—If the Plan is or becomes top-heavy in any Plan Year, the following provisions will supersede any conflicting provisions in the Plan.

D-2 Definitions—As used in the Plan, the following terms shall have the meaning set forth below, unless a different meaning is clearly required by the context in which the term is used.

D-2.1 RESERVED

D-2.2 “Anniversary Date” means December 31, the last day of the Plan Year.

D-2.3 “Controlled Group” shall mean any group of corporations, partnerships or proprietorships which, together with the Company, are members of a Controlled Group within the meaning of Code Section 1563(a), determined without regard to Code Section 1563(a)(4) or (e)(3)(C) or would be a part of such a group if Code Section 1563(a) applied to partnerships or proprietorships.

D-2.4 “Key-Employee” shall mean any person who meets the requirements of Code Section 416(i), and the regulations promulgated thereunder, which are hereby incorporated by reference as if fully set out herein. For purposes of determining whether or not the Plan meets the requirements of Section D-3.2, the term Key-Employee shall also include the beneficiary of a Key-Employee.

D-2.5 “Permissive Aggregation Group” shall mean all plans in the Required Aggregation Group and any other Qualified Plan maintained by the Company or by any member of the Controlled Group or Affiliated Service Group, but only if such group of plans would satisfy, in the aggregate, the requirements of Code Sections 401(a)(4) and 410 and contributions or benefits in the other Qualified Plans are comparable to contributions or benefits in the plans of the Required Aggregation Group. The Plan Administrator shall determine which plan or plans shall be taken into account in determining the Permissive Aggregation Group.

D-2.6 “Qualified Plan” shall mean any plan which is qualified under Code Section 401(a).

D-2.7 “Required Aggregation Group” shall mean:

(a)	Each Qualified Plan of the Company or any member of the Controlled Group or the Affiliated Service Group in which at least one (1) Key-Employee participates; and

(b)	Any other Qualified Plan of the Company or any member of the Controlled Group or the Affiliated Service Group which enables a Plan described in Section D-2.7(a) to meet the requirements of Code Sections 401(a)(4) and 410.

D-2.8 “Top-Heavy Plan” shall mean the Plan, for any Plan Year in which the Plan meets the requirements of Section D-3.2.

D-3 Top-Heavy Plan Requirements and Determination

D-3.1 Top-Heavy Plan Requirements—For any Plan Year in which the Plan is determined to be a Top-Heavy Plan in accordance with Section D-3.2, the Plan shall be subject to the following:

(a)	special vesting requirements of Code Section 416(b); and

(b)	special minimum allocation requirements of Code Section 416(c).

D-3.2 Top-Heavy Plan Determination

(a)	The Plan shall be considered a Top-Heavy Plan and shall be subject to the additional requirements of Section D-3.1, with respect to any Plan Year, if, as of the Anniversary Date of the preceding Plan Year (hereinafter referred to as the “determination date”) either:

(i)	the sum of the value of the aggregate accounts of Key-Employees exceeds sixty percent (60%) of a similar sum determined for all Participants (the “60% Test”); or

(ii)	the Plan is part of a Required Aggregation Group, and the sum of the present value of accrued benefits and the value of the aggregate accounts of Key-Employees in all Plans in such group exceeds sixty percent (60%) of a similar sum determined for all Participants.

(b)	For purposes of this Section D-3.2, the aggregate account of a Participant as of the determination date is the sum of:

(i)	the Company Matching Contribution Account and Employee Stock Account of such Participant as of the determination date adjusted for any contributions due as of the determination date, and further adjusted by including any Plan distributions made during a (1) year period ending on the most recent determination date, except that in the case of any distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting five (5) year period for (1) year period; and

(ii)	the Participant Contribution Account of such Participant.

(c)	For purposes of this Section D-3.2, present value of accrued benefits shall be determined, in the case of a defined benefit pension plan, under the provisions of such a plan or plans.

(d)	Notwithstanding the provisions of subsection (a) hereinabove, the Plan shall not be a Top-Heavy Plan, if the Plan Administrator elects to treat the Plan as part of a Permissive Aggregation Group, and the Permissive Aggregation Group is not determined to be Top-Heavy using the criteria of the “60% Test” hereinabove.

(e)	Only those plans in which the determination dates fall within the same calendar year shall be included in a Required or a Permissive Aggregation Group in order to determine whether the Plan is a Top-Heavy Plan.

(f)	The account (and any accrued benefit) of an individual who has not performed services for the Employer at any time during the one (1) year period ending on the determination date shall not be taken into account for purposes of Section D-3.2.

D-4 Additional Top-Heavy Provisions—For purposes of determining whether or not the Plan meets the requirements of Section D-3.2, the term “Participant” as defined in Appendix A of the Plan shall also include the beneficiary of a Participant.

Notwithstanding the provisions in Section 3.2(a) regarding the rate of Company Matching Contributions, for any Plan Year in which the Plan, or any Permissive or Required Aggregation Group of which this Plan is a member, is a Top-Heavy Plan, the Company contributions to provide the minimum allocation or benefit requirement applicable to Top-Heavy Plans for allocation on behalf of any Participant who is not a Key-Employee and who is employed by the Company on the last day of the Plan Year will be provided under the Company’s defined benefit pension plan. In the event the Company’s defined benefit pension plan should be amended to not include the above minimum allocation or benefit requirement, then the minimum allocation or benefit will be provided under this Plan less any Company contribution that might be provided in any other Company defined contribution plan pursuant to Code Section 416(c).

APPENDIX E

PARTICIPATING EMPLOYERS

The following Employers are Participating Employers as of the corresponding effective dates:

Participating Employers	Employer Code	Participation Effective Date
(a) Baltimore Gas and Electric Company	001	July 1, 1978

(b) BGE Home Products & Services, LLC (formerly known as BGE Home Products & Services, Inc.)	006	July 1, 1994

(c) CER Generation, LLC	464	February 14, 2008

(d) CNE Gas Holdings, Inc. (formerly known as Fellon-McCord Associates, Inc.)	035	January 1, 2003

(e) Constellation Energy Commodities Group, Inc. (formerly known as Constellation Power Source, Inc.)	013	March 1, 1997

(f) Constellation Energy Group, Inc.	018	April 30, 1999

(g) Constellation Energy Projects and Services Group Advisors, LLC	603	March 28, 2011

(h) Constellation Energy Projects and Services Group, Inc. (formerly known as Constellation Energy Source, Inc.)	011	December 1, 1995

(i) Constellation NewEnergy, Inc.	034	September 1, 2002

Special Provisions:

•    Under Section 3.3, Participants who are active employees of Constellation NewEnergy, Inc. on the date of the closing of the transaction contemplated in the Stock Purchase Agreement, may also roll over as part of a distribution from the AES Corporation Profit Sharing and Stock Ownership Plan (“DC Plan”) notes evidencing such employee’s DC Plan loans and the portion of such distribution that is not includable in gross income.

•    Under Section 7.1(c), rollover of a distribution from the DC Plan for Participants who are active employees of Constellation NewEnergy, Inc. on the date of the closing of the transaction contemplated in the Stock Purchase Agreement mature immediately.

(j) Constellation Operating Services	023	April 1, 2003

(k) Constellation Power, Inc.	014	June 1, 1998

(l) Constellation Power Source Generation, Inc.	028	April 1, 2001

(m) COSI Sunnyside, Inc.	024	April 1, 2003

The following Employers were Participating Employers as of the corresponding effective dates, but are no longer:

Participating Employers	Employer Code	Participation Effective Date

(a) BGE Commercial Building Systems, Inc.	008	January 1, 1996 through October 31, 2003

(b) Constellation Investments, Inc.	012	January 1, 1997 through December 31, 1999

(c) Constellation Operating Services, Inc.	029	April 1, 2003 through October 1, 1999

(d) Constellation Power Source Holdings, Inc.	032	July 1, 2000

(e) Constellation Real Estate, Inc.	017	April 1, 2001 through December 31, 2003

(f) COSI Central Wayne, Inc. (Employees represented by a union under a collective bargaining agreement are not eligible to participate.)	021	April 1, 2003 through September 8, 2003

(g) COSI Puna, Inc.	022	April 1, 2003 through June 6, 2004

(h) COSI Synfuels, Inc.	025	April 1, 2003 through June 10, 2008

(i) PCI Operating Company Partnership	026	April 1, 2003 through March 31, 2008

(j) Robinson Bend Operating Two, LLC	349	November 14, 2005 through November 12, 2006

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